EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of

October 6, 2014

among

LMC CANDELARIA SPA,

LMC OJOS DEL SALADO SPA

and

FREEPORT MINERALS CORPORATION

TABLE OF CONTENTS

i

Section 12.11.	Severability	57
Section 12.12.	Disclosure Schedules	57
Section 12.13.	Specific Performance	57

Appendix A	–	Earn-out Payments

Schedule 2.01	–	Allocation of Purchase Price
Schedule 2.02(b)	–	Subject Shares
Schedule 2.03(b)	–	Calculations
Schedule 9.01(b)	–	Governmental Authorizations
Schedule 10.02	–	Definition of “Specified Matter” and “Specified Matter Indemnifiable Costs”

Exhibit A	–	Form of Transition Services Agreement
Exhibit B	–	Atlantic Copper Concentrate Sales Agreement
Exhibit C	–	Form of Share Transfer Notarial Deed

STOCK PURCHASE AGREEMENT
AGREEMENT (this “Agreement”) dated as of October 6, 2014 among LMC CANDELARIA SPA, a Chilean corporation and LMC OJOS DEL SALADO SPA, a Chilean corporation (each, a “Buyer” and collectively, “Buyers”), and FREEPORT MINERALS CORPORATION (formerly known as Freeport-McMoRan Corporation), a Delaware corporation (“Freeport”).
W I T N E S S E T H :
WHEREAS, Freeport is the record and beneficial owner of all of the issued and outstanding capital stock of each of PD Candelaria, Inc., a Delaware corporation (“PD Candelaria”), and PD Ojos del Salado, Inc., a Delaware corporation (“PD Ojos” and each of PD Candelaria and PD Ojos, a “Freeport Subsidiary Seller” and collectively, “Freeport Subsidiary Sellers”);
WHEREAS, PD Candelaria is the record and beneficial owner of (i) all of the issued and outstanding shares (the “Candelaria Series A Shares”) of Candelaria Series A Stock (as defined herein) and (ii) all of the issued and outstanding shares (the “Candelaria Series C Shares”) of Candelaria Series C Stock (as defined herein);
WHEREAS, PD Ojos is the record and beneficial owner of (i) all of the issued and outstanding shares (the “Ojos Series A Shares”) of Ojos Series A Stock (as defined herein) and (ii) all of the issued and outstanding shares (the “Ojos Series C Shares” and, together with the Candelaria Series A Shares, the Candelaria Series C Shares and the Ojos Series A Shares, the “Freeport Subject Shares”) of Ojos Series C Stock (as defined herein);
WHEREAS, SMMA Candelaria Inc., Sumitomo Corporation and Sumitomo Metal Mining Co., Ltd. are the record and beneficial owners of (i) all of the issued and outstanding shares (the “Candelaria Series B Shares”) of Candelaria Series B Stock and (ii) all of the issued and outstanding shares (the “Ojos Series B Shares”) of Ojos Series B Stock;
WHEREAS, Freeport desires to cause the Freeport Subsidiary Sellers to sell the Freeport Subject Shares to Buyers, and Buyers desire to purchase the Freeport Subject Shares from the Freeport Subsidiary Sellers, upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, if the SMMA Participant (as hereinafter defined) elects to sell the Candelaria Series B Shares held by such SMMA Participant pursuant to its rights under Section 9.5 of the Candelaria Shareholders’ Agreement (the “SMMA Candelaria Tag-Along Right”), Buyers desire to purchase the Candelaria Series B Shares from SMMA Candelaria Inc., Sumitomo Corporation and Sumitomo Metal Mining Co., Ltd., and if the SMMA Participant elects to sell the Ojos Series B Shares pursuant to its rights under Section 9.5 of the Ojos Shareholders’ Agreement (the “SMMA Ojos Tag-Along Right”), Buyers desire to purchase the Ojos Series B Shares from SMMA Candelaria Inc., in each case, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Lundin Mining Corporation, a Canadian corporation (the “Guarantor”), executed and delivered a guarantee, dated as of the date hereof (the “Guarantee”), pursuant to which Guarantor has guaranteed to Sellers the prompt and full discharge by each Buyer of the obligations of such Buyer under this Agreement.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01.    Definitions. As used in this Agreement, the following terms have the following meanings:
“Accrued Preferred Dividend Amount” means 20% of the amount payable as a dividend in respect of the Candelaria Series C Shares, calculated in accordance with Article 30 of the Estatutos of Candelaria, as amended, as if June 30, 2014 were the last date of the fiscal year in respect of which such payment was due.
“Allocable Share” means, with respect to each Seller, the portion of the Purchase Price (expressed as a percentage) allocated to the Subject Shares of such Seller, as set forth on Schedule 2.01. For the avoidance of doubt, if the SMMA Participant does not exercise the SMMA Candelaria Tag-Along Right and does not exercise the SMMA Ojos Tag-Along Right, Freeport’s Allocable Share shall be 100%.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that neither Company nor any Subsidiary shall be considered an Affiliate of any of Freeport, the Freeport Subsidiary Sellers, the Tag-Along Sellers or the Tag-Along Subsidiary Sellers. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Antitrust Law” means any Applicable Law that prohibits, restricts or regulates actions that have the purpose or effect of creating a monopoly, lessening competition or restraining trade.
“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Atlantic Copper Concentrate Sales Agreement” means the Concentrate Sales Agreement to be entered into at the Closing and effective as of January 1, 2015 between Candelaria and Atlantic Copper S.A.U., substantially in the form attached as Exhibit B.
“Aurex” means Minera Freeport McMoRan South America Limitada (formerly known as Minera Aurex (Chile) Limitada).
“Balance Sheets” means the unaudited balance sheet of Candelaria as of June 30, 2014 and the unaudited balance sheet of Ojos as of June 30, 2014 (each, a “Balance Sheet”).
“Balance Sheet Date” means June 30, 2014.
“Base Purchase Price” means (i) if the SMMA Participant does not exercise the SMMA Candelaria Tag-Along Right and does not exercise the SMMA Ojos Tag-Along Right, US$1,800,000,000 plus the Accrued Preferred Dividend Amount (rounded to the nearest hundred thousand) plus 0.8 multiplied by the excess (rounded to the nearest hundred thousand) of Working Capital over Target Working Capital or (ii) if the SMMA Participant exercises both the SMMA Candelaria Tag-Along Right and the SMMA Ojos Tag-Along Right, US$2,250,000,000 plus the excess (rounded to the nearest hundred thousand) of Working Capital over Target Working Capital.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, Toronto, Ontario or Santiago, Chile are authorized or required by Applicable Law to close.
“Candelaria” means Compañia Contractual Minera Candelaria, a Chilean contractual mining company.
“Candelaria Operator’s Agreement” means the Amended and Restated Operator’s Agreement, dated as of June 1, 1993, between Aurex (as successor to Phelps Dodge Mining Services Inc.) and Candelaria.
“Candelaria Services Agreement” means the Services Agreement, dated as of January 3, 2005, between Aurex and Candelaria.
“Candelaria Series A Stock” means the Series A Stock, par value US$10,000 per share of Candelaria.
“Candelaria Series B Stock” means the Series B Stock, par value US$10,000 per share, of Candelaria.
“Candelaria Series C Stock” means the Series C Stock, par value US$10,000 per share, of Candelaria.
“Candelaria Shareholders’ Agreement” means the Shareholders Agreement, dated as of September 21, 1992, among the SMMA Participant, PD Candelaria and Candelaria, as amended from time to time.

“Cash” means the aggregate amount of all cash and cash equivalents of the Companies determined in accordance with IFRS as at June 30, 2014.
“Cash Adjustment Amount” means an amount equal to Cash (rounded to the nearest thousand) less the aggregate amount of all Permitted Distributions.
“Closing Date” means the date of the Closing.
“Closing Date Representations” means the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.06, 3.07, 3.11, 3.15, 3.20 and 3.25.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Companies” means Candelaria and Ojos (each, a “Company”).
“Companies Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by Sellers to Buyers in connection with the execution and delivery of this Agreement.
“Company Employee” means an employee of either of the Companies.
“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Companies.
“Confidentiality Agreement” means the confidentiality agreement, dated as of March 7, 2014 between Freeport and Lundin Mining Corporation, as amended from time to time.
“Earn-out Payments” has the meaning set forth in Appendix A.
“Employee Benefit Plan” means any employee benefit plan (as such term is defined in Section 3(3) of ERISA) or other similar plan, any collective bargaining agreement or labor agreement, each employment, severance or similar contract, plan, arrangement or policy and each other written plan, policy, program, agreement or arrangement providing for compensation, bonuses, retention, incentives, equity or equity-based incentive or deferred compensation, paid time off benefits, life insurance, health or welfare benefits, disability or sick leave benefits, workers’ compensation, and post-employment or retirement benefits, in each case that is sponsored or maintained by either of the Companies for the benefit of any Company Employee or Specified Service Provider.
“Environmental Law” means any Applicable Law that has as its principal purpose the protection of the environment.
“ERISA” means the Employee Retirement Income Security Act of 1974.

“Farellón Easement Amendment” means the Modificación Servidumbre Minera, dated as of July 18, 2014, by and among Holdings and Trading S.A., Tierra Amarilla S.A. and Candelaria.
“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. § 78dd-1, et seq.
“Foreign Investment Contracts” means each agreement set forth under Item 3 of Section 3.04 of the Companies Disclosure Schedule.
“Freeport Concentrate Sales Agreements” means each of (i) the Concentrate Sales Agreement, dated as of December 31, 2006, between Freeport (as successor to Phelps Dodge Corporation) and Candelaria, as amended and (ii) the Concentrate Sales Agreement, dated as of September 30, 2010, between Freeport and Candelaria, as amended.
“Freeport Sales Agency Agreements” means each of (i) the Concentrate Sales Agency Agreement, dated as of May 2, 1995, between Freeport-McMoRan Sales Company Inc. (as successor to Phelps Dodge Sales Company) and Candelaria, as amended and (ii) the Concentrate Sales Agency Agreement, dated as of May 2, 1995, between Freeport-McMoRan Sales Company Inc. (as successor to Phelps Dodge Sales Company) and Ojos, as amended.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.
“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board.
“Income Tax” means any Tax that is, in whole or in part, based on or measured by net income or gains, and any similar Tax.
“Indebtedness” means the aggregate amount of all Indebtedness of the Companies determined in accordance with IFRS as at June 30, 2014.
“Intellectual Property Right” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.
“Interim Period Return” means any Tax Return required to be filed by Freeport or the Companies during the period from and including the date of this Agreement to the Closing Date.
“Key Employee” means each individual set forth on Section 1.01 of the Companies Disclosure Schedule.

“Knowledge” means (i) with respect to Sellers, the actual knowledge of Francisco Costabal, Mario Orellana and Mario Larenas, and, unless such person becomes an employee of either Buyer, either Company or any of their respective Affiliates following the Closing, Peter Quinn and Julie Lewis, and the actual knowledge of such Persons after due inquiry directed to such other Person or Persons who by virtue of the position of such Person or Persons, or otherwise, could reasonably be expected to be informed as to the subject matter of the inquiry; and (ii) with respect to Buyers, the actual knowledge of Paul Conibear, Marie Inkster and Julie Lee Harrs and the actual knowledge of such Persons after due inquiry directed to such other Person or Persons who by virtue of the position of such Person or Persons, or otherwise, could reasonably be expected to be informed as to the subject matter of the inquiry.
“Labor Laws” means all Applicable Laws relating to employment and employment practices, fair employment practice, social security and equal employment opportunity.
“Leakage” means any of the following, in each case, other than Permitted Leakage:
(A)    any dividend or distribution declared, paid or made, any return of capital or any payment of principal of, or interest on, any loan or other debt obligation, in each case by either Company to any of Sellers, Subsidiary Sellers or their respective Affiliates;
(B)    any waiver or release in favor of any of Sellers, Subsidiary Sellers or their respective Affiliates of any sum or obligation owed by any of Sellers, Subsidiary Sellers or their respective Affiliates to either Company, or of any claims or rights of a Company against any of Sellers, Subsidiary Sellers or their respective Affiliates;
(C)    any payments of any nature (including management fees, monitoring fees, consulting fees, license fees or royalties) made to any of Sellers, Subsidiary Sellers or their respective Affiliates by either Company;
(D)    the transfer or surrender of any asset to, or liabilities assumed or incurred for the benefit of, any of Sellers, Subsidiary Sellers or their respective Affiliates by either Company;
(E)    any amount paid by Candelaria pursuant to Section 3 of the Farellón Easement Amendment; and
(F)    any agreement or arrangement to give effect to any of the matters referred to in paragraphs (A) to (E).
“Legal Action” means any court or arbitral action, suit, investigation or proceeding.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, option, right or any other encumbrance in respect of such property or asset.
“Material Adverse Effect” means a material adverse effect on the business, financial condition, or results of operations of the Companies, taken as a whole, excluding any effect resulting from (A) changes in IFRS or changes in the regulatory accounting requirements applicable to the Companies, (B) changes in general economic or political conditions (whether international, national or local), (C) changes (including changes of Applicable Law) in conditions generally affecting the industry in which the Companies operate, (D) acts of war, sabotage or terrorism or natural disasters, (E) the announcement or consummation of the transactions contemplated by this Agreement or any other Transaction Agreement, (F) any action taken (or omitted to be taken) at the express written request or with the express written permission of Buyers or (G) any action taken by either Company that is required or permitted pursuant to this Agreement; provided that in each of subsections (A), (B),(C) or (D), such effects do not affect the Companies in a materially disproportionate manner relative to comparable companies operating in the mining industry in Chile.
“Ojos” means Compañia Contractual Minera Ojos del Salado, a Chilean contractual mining company.
“Ojos Mandate Agreement” means the Mandate Agreement, dated as of
December 22, 2005, between Aurex and Ojos.

“Ojos Series A Stock” means the Series A Preferential Stock, no par value per share, of Ojos.
“Ojos Series B Stock” means the Series B Preferential Stock, no par value per share, of Ojos.
“Ojos Series C Stock” means the Series C Preferential Stock, no par value per share, of Ojos.
“Ojos Services Agreement” means the Operator Mine Services Agreement, dated as of March 1, 2004, between Ojos and Aurex.
“Ojos Shareholders’ Agreement” means the Shareholders Agreement, dated as of December 22, 2005, among the SMMA Participant, Sumitomo Metal Mining Arizona, Inc., a Delaware corporation, Sumitomo Metal Mining Co., Ltd., a Japanese corporation, Sumitomo Corporation, a Japanese Corporation, PD Ojos, Freeport (as successor to Phelps Dodge Corporation, a New York corporation) and Ojos, as amended from time to time.
“Ordinary Course of Business” means actions taken in connection with the ordinary course of business of the Companies or in accordance with the requirements of Applicable Law.

“Organizational Documents” means, with respect to any Person, each of the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, operating agreement or other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, or organization of such Person, including any amendments thereto.
“Permit” means any authorization, consent, license, permit, registration, variance or other approval, waiver or clearance granted or issued by any Governmental Authority, including any application for any of the foregoing.
“Permitted Distribution” means any dividend or distribution paid in cash from and including July 1, 2014 to and including the Closing Date by either Company to any of its shareholders. Notwithstanding the foregoing, dividends paid with respect to the Candelaria Series C Shares or Ojos Series C Shares in accordance with Article 30 of the Estatuos of each Company shall not be deemed a Permitted Distribution.
“Permitted Leakage” means any of the following:
(A)    Permitted Distributions;
(B)    settlement of Intercompany Accounts in accordance with Section 6.09;
(C)    payments made or accruals in respect of such payments to be made to any of Sellers, Subsidiary Sellers or their respective Affiliates by either Company, provided that any such payments or accruals are made or arise in the Ordinary Course of Business consistent with past practice;
(D)    payments made or accruals in respect of payments to be made or liabilities otherwise incurred to the extent that any such payment, accrual or liability has been or will be reimbursed to either Company prior to the Closing; and
(E)    any other payments, accruals, assumptions, indemnifications or the incurrence of any other liabilities by either Company to which the Buyers have given prior consent in writing.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Post-Balance Sheet Tax Period” means any Tax period beginning after the Balance Sheet Date and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Balance Sheet Date.
“Pre-Balance Sheet Tax Period” means any Tax period ending on or before the Balance Sheet Date and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Balance Sheet Date.

“Pre-Balance Sheet Tax” means any Tax related to the Pre-Balance Sheet Tax Period; provided that in the case of any Tax (other than a Transfer Tax) that is payable for a Straddle Tax Period, the portion of such Tax related to the Pre-Balance Sheet Tax Period shall (i) in the case of any Taxes other than gross receipts, sales or use Taxes, Income Taxes and other Taxes more accurately determined using the closing of the books approach described in clause (ii) below, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Balance Sheet Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to Income Taxes, any gross receipts, sales or use Tax and any other Tax more accurately determined under this clause (ii) than under clause (i) above, equal to the portion of such Tax that would have been payable if the relevant Tax period ended on and included the Balance Sheet Date. Any credits with respect to a Straddle Period shall be taken into account as though the relevant Taxable period ended on the Balance Sheet Date. All determinations necessary to give effect to the allocation set forth in the foregoing sentence shall be made in a manner consistent with prior practice of Sellers, the Subsidiary Sellers or the Companies, as applicable.
“Purchase Price” means the Base Purchase Price, as adjusted by any applicable Earn-out Payments and, for Chilean tax purposes, any amount treated as added to or subtracted from the Base Purchase Price pursuant to the last paragraph of Section 2.02.
“Sellers” means each of Freeport and the Tag-Along Sellers (as applicable). For the avoidance of doubt, if the SMMA Participant does not exercise the SMMA Candelaria Tag-Along Right and does not exercise the SMMA Ojos Tag-Along Right or if the Tag-Along Sellers do not become a party to this Agreement in accordance with Section 6.07, each reference to “Seller” or “Sellers” in this Agreement shall mean Freeport and no other Person.
“SMMA Participant” has the meaning set forth in the Candelaria Shareholders’ Agreement or the Ojos Shareholders’ Agreement, as the applicable context so requires.
“SMMA Subject Shares” means (i) if the SMMA Participant exercises the SMMA Candelaria Tag-Along Right, the Candelaria Series B Shares and (ii) if the SMMA Participant exercises the SMMA Ojos Tag-Along Right, the Ojos Series B Shares.
“Specified Service Provider” means each individual set forth on Section 1.01 of the Companies Disclosure Schedule.
“Straddle Tax Period” means the first Tax period that begins on or before the Balance Sheet Date and ends immediately following the Balance Sheet Date.
“Subject Shares” means the Freeport Subject Shares and the SMMA Subject Shares.
“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by a Company.
“Subsidiary Sellers” means each of the Freeport Subsidiary Sellers and the Tag-Along Subsidiary Seller (as applicable). For the avoidance of doubt, if the SMMA Participant does not exercise the SMMA Candelaria Tag-Along Right and does not exercise the SMMA Ojos Tag-Along Right or if the Tag-Along Sellers do not become a party to this Agreement in accordance with Section 6.07, each reference to “Subsidiary Seller” or “Subsidiary Sellers” in this Agreement shall mean the Freeport Subsidiary Sellers and no other Person.
“Tag-Along Sellers” means Sumitomo Corporation and Sumitomo Metal Mining Co., Ltd.
“Tag-Along Subsidiary Sellers” means, if the SMMA Participant exercises the SMMA Candelaria Tag-Along Right and exercises the SMMA Ojos Tag-Along Right, SMMA Candelaria, Inc., Sumitomo Corporation and Sumitomo Metal Mining Co., Ltd., as applicable, each in its capacity as a seller of SMMA Subject Shares. For the avoidance of doubt, if the SMMA Participant does not exercise the SMMA Candelaria Tag-Along Right and does not exercise the SMMA Ojos Tag-Along Right or if the Tag-Along Sellers do not become a party to this Agreement in accordance with Section 6.07, this Agreement shall be read as if all references to the “Tag-Along Subsidiary Seller” have been removed.
“Target Working Capital” means $200,000,000.
“Tax” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto), including without limitation, (1) taxes imposed on, or measured by, income, franchise, profits or gross receipts; and (2) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, branch, payroll, estimated withholding, employment, social security (or similar), unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties (including withholding on amounts paid to or by any Person) imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition or collection of any such tax (domestic or foreign); (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group or being included (or being required to be included) in any Tax Return related to such group; and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.
“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including, without limitation, deductions and credits related to alternative minimum taxes) and losses or deductions deferred by the Code or other Applicable Law.
“Taxing Authority” has the meaning set forth in the definition of “Tax”.
“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
“Technical Information” means, with respect to each Seller, all scientific, geological, engineering and other technical information relating solely to the Companies or the properties or business of the Companies and in the possession of such Seller or its Subsidiary Sellers or any of their Affiliates (and, for the avoidance of doubt, not in the possession of the Companies), whether in writing, graphic, machine readable, electronic or physical form including (i) all drill core wherever located remaining as at the Closing Date, drill logs and other geological information, (ii) all engineering studies, (iii) all geological, geochemical, and geophysical surveys and studies, including all airborne and ground geophysical survey information, carried out in the district, covering partially or entirely the properties of the Companies, for which Freeport has the data sets, (iv) all existing feasibility studies, mine plans or similar materials, (v) all blueprints, process flow sheets, equipment and parts lists, instructions, manuals, and equipment records and procedures, (vi) all transfer pricing documentation and studies (whether internal or external), and (vii) all documentation and records in relationship to the Companies, their properties, business and affairs in the case of each of clauses (i) – (vii), only to the extent such information relates solely to the Companies or the properties or business of the Companies.
“Transaction Agreements” means this Agreement, the Transition Services Agreement, the Guarantee and the assignment and assumption agreements contemplated in Section 2.02(c).
“Transfer Tax” means any and all Taxes resulting from the transfer of the Subject Shares in connection with the transactions contemplated by this Agreement (excluding Taxes arising from any gain on the disposition of the Subject Shares), including excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer and similar Taxes, levies, charges and fees (including any penalties and interest).
“Transition Services Agreement” means the Transition Services Agreement to be entered into at the Closing by and among Lundin Mining Chile SpA and Freeport, substantially in the form attached as Exhibit A.

“Treasury Regulations” means the rules and regulations promulgated by the U.S. Treasury Department under the Code.
“Working Capital” means an amount (rounded to the nearest thousand) equal to (a) the amount of the current assets of the Companies as of June 30, 2014 minus (b) the amount of the current liabilities of the Companies as of June 30, 2014, determined in each case in accordance with IFRS, but excluding from such calculation (x) any provision for deferred tax assets or deferred tax liabilities, (y) all current assets and liabilities included in Cash and Indebtedness and (z) the Intercompany Accounts.
Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Actions	5.05(e)
Accounting Referee	7.04(c)
Agreement	Preamble
Buyer	Preamble
Buyer-Filed Income Tax Return	7.04(b)
Buyer Fundamental Representations	10.01
Buyer Warranty Breach	10.02(b)
Buyers	Preamble
Candelaria Series A Shares	Recitals
Candelaria Series B Shares	Recitals
Candelaria Series C Shares	Recitals
Closing	2.02
Company Securities	3.05
Contest	7.05
Continuing Employees	8.01
Current Representation	6.03
Damages	10.02(a)
Designated Person	6.03
e-mail	12.01
Environmental Matters	3.23
Final Determination	7.02(b)
Financial Statements	3.08
Freeport	Preamble
Freeport Subsidiary Seller	Recitals
Freeport Subsidiary Sellers	Recitals
Freeport Subject Shares	Recitals
Guarantee	Recitals
Guarantor	Recitals
Indemnified Party	10.03(a)
Indemnifying Party	10.03(a)
Intercompany Accounts	6.09
Material Contract	3.13
Notified Leakage	2.03
Ojos	Recitals

Ojos Series A Shares	Recitals
Ojos Series B Shares	Recitals
Ojos Series C Shares	Recitals
Other Interests	3.07
PD Candelaria	Recitals
PD Ojos	Recitals
Permitted Liens	3.16
Post-Closing Representation	6.03
Post-Balance Sheet Taxes	7.01(b)
Potential Contributor	10.07
Seller Fundamental Representations	10.01
Seller Warranty Breach	10.02(a)
SMMA Candelaria Tag-Along Right	Recitals
SMMA Ojos Tag-Along Right	Recitals
Tax Indemnified Buyer Parties	7.01(a)
Tax Indemnified Buyer Party	7.01(a)
Tax Indemnified Seller Parties	7.01(b)
Tax Indemnified Seller Party	7.01(b)
Tax Loss	7.01(a)
Tax Losses	7.01(a)
Third Party Claim	10.03(a)

Section 1.02.    Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.
ARTICLE 2
PURCHASE AND SALE

Section 2.01.    Purchase and Sale. (a) Upon the terms and subject to the conditions of this Agreement, Freeport agrees to cause the Freeport Subsidiary Sellers to sell to Buyers, and Buyers agree to purchase from the Freeport Subsidiary Sellers, the Freeport Subject Shares, and, if the SMMA Participant exercises the SMMA Candelaria Tag-Along Right or the SMMA Ojos Tag-Along Right (it being understood that if the SMMA Participant exercises the SMMA Candelaria Tag-Along Right but not the SMMA Ojos Tag-Along Right or if the SMMA Participant exercises the SMMA Ojos Tag-Along Right but not the SMMA Candelaria Tag-Along Right the provisions of Section 6.07(c) shall apply), the Tag-Along Sellers agree to cause the Tag-Along Subsidiary Sellers to sell to Buyers, and Buyers agree to purchase from the Tag-Along Subsidiary Sellers, the SMMA Subject Shares, at the Closing, for an aggregate purchase price equal to the Purchase Price. For the avoidance of doubt, if the SMMA Participant exercises the SMMA Candelaria Tag-Along Right and the SMMA Ojos Tag-Along Right, notwithstanding any failure of either of Sumitomo Corporation or Sumitomo Metal Mining Co., Ltd. to become a party hereto in its capacity as a Tag-Along Seller prior to the Closing Date (as determined in accordance with Section 2.02), the closing of the purchase and sale of the Freeport Subject Shares shall occur in accordance with the terms of this Agreement on the Closing Date (as determined in accordance with Section 2.02). The Purchase Price shall be paid as provided in Section 2.02 and Section 2.04 (as applicable). The Purchase Price shall be allocated to the Subject Shares as set forth in the statement attached hereto as Schedule 2.01.
Section 2.02.    Closing. The closing (the “Closing”) of the purchase and sale of the Subject Shares hereunder shall take place at the offices of Bofill Mir & Alvarez Jana, located in Andres Bello, 2711, 8th Floor, in Santiago, Chile, as soon as possible, but in no event later than five Business Days, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as Buyers and Sellers may agree; provided that the Closing shall not take place prior to (x) five Business Days following the date of written notice from Freeport to Buyers stating (i) that the notice periods required under Section 9.5 of the Candelaria Shareholders’ Agreement and Section 9.5 of the Ojos Shareholders’ Agreement have expired, (ii) that the SMMA Participant shall have confirmed in writing that it wishes to exercise either or both of the SMMA Candelaria Tag-Along Right and the SMMA Ojos Tag-Along Right (it being understood that if the SMMA Participant exercises the SMMA Candelaria Tag-Along Right but not the SMMA Ojos Tag-Along Right or if the SMMA Participant exercises the SMMA Ojos Tag-Along Right but not the SMMA Candelaria Tag-Along Right the provisions of Section 6.07(c) shall apply) or (iii) that the SMMA Participant shall have confirmed in writing that it does not wish to exercise either of the SMMA Candelaria Tag-Along Right and the SMMA Ojos Tag-Along Right, (y) except as Freeport and Lundin may otherwise agree, 30 days from the date of this Agreement and (z) except as Freeport may otherwise agree, the earlier of (A) 30 days from the date of this Agreement and (B) the date of receipt by Freeport of a ruling, resolution or other legally binding written confirmation issued by the Servicio de Impuestos Internos in form and substance satisfactory to Freeport confirming the tax applicable to gains realized by the Freeport Subsidiary Sellers on the sale of the Freeport Subject Shares. At the Closing:
(a)    Buyers shall deliver:
(i)    to Freeport in respect of the Freeport Subject Shares owned by the Freeport Subsidiary Sellers, an amount equal to (A) its Allocable Share of the Base Purchase Price (calculated as set forth on Schedule 2.03(b)), net of Chilean withholding tax in accordance with Applicable Law plus (B) 80% of the Cash Adjustment Amount (regardless of whether the Cash Adjustment Amount is a positive or negative number) as set forth in the notice delivered by Freeport pursuant to Section 2.03, net of Chilean withholding tax in accordance with Applicable Law, minus (C) 80% of the amount of Notified Leakage that is of the type set forth in clause (E) of the definition of Leakage plus, without duplication, 100% of the amount of all other Notified Leakage paid to or of which Freeport or any of its Affiliates have otherwise received the benefit, in each case, as set forth in the notice delivered by Freeport pursuant to Section 2.03, net of Chilean withholding tax in accordance with Applicable Law, in immediately available funds by wire transfer to one or more bank accounts, which bank accounts shall be designated by Freeport by notice to Buyers not later than two Business Days prior to the Closing Date;
(ii)    if applicable, to the Tag-Along Sellers in respect of the SMMA Subject Shares owned by the Tag-Along Subsidiary Sellers, an amount equal to (A) its Allocable Share of the Base Purchase Price (calculated as set forth on Schedule 2.03(b)), net of Chilean withholding tax in accordance with Applicable Law plus (B) 20% of the Cash Adjustment Amount (regardless of whether the Cash Adjustment Amount is a positive or negative number) as set forth in the notice delivered by Freeport pursuant to Section 2.03, net of Chilean withholding tax in accordance with Applicable Law, minus (C) 20% of the amount of Notified Leakage that is of the type set forth in clause (E) of the definition of Leakage plus, without duplication, 100% of the amount of all other Notified Leakage paid to or of which a Tag-Along Seller or any of its Affiliates have otherwise received the benefit, in each case, as set forth in the notice delivered by Freeport pursuant to Section 2.03, net of Chilean withholding tax in accordance with Applicable Law, in immediately available funds by wire transfer to one or more bank accounts, which bank accounts shall be designated by the Tag-Along Sellers by notice to Buyers not later than two Business Days prior to the Closing Date;
For the avoidance of doubt, any amounts required to be added to or subtracted from the Base Purchase Price pursuant to this Section 2.02(a) (other than amounts required to be deducted or withheld by Applicable Law) shall be treated as an adjustment to the Purchase Price for Chilean tax law purposes.
(b)    each Buyer shall, and each Seller shall cause the its Subsidiary Sellers to, execute notarial deeds for the transfer of the Subject Shares set forth opposite the name of such Buyer and such Subsidiary Seller, as applicable, on Schedule 2.02(b), in each case, substantially in the form attached as Exhibit C;
(c)    each Seller shall deliver documents evidencing the removal of all the members of the Administration Committee (Comite de Administracion) and any Subcommittee of the Companies appointed by such Seller as well as documents evidencing the resignation of the Chief Executive Officer (Presidente Ejecutivo), on terms and conditions acceptable to Buyers, acting reasonably;
(d)    a Buyer or its Affiliate shall assume the obligations of Aurex under each of the Candelaria Operator’s Agreement, the Candelaria Services Agreement, the Ojos Services Agreement and the Ojos Mandate Agreement, in each case, in accordance with the terms of the applicable agreement by way of assignment and assumption agreements that are acceptable to Buyers and Freeport, acting reasonably;
(e)    each of the Freeport Sales Agency Agreements shall be terminated, on terms and conditions acceptable to Buyers, acting reasonably;
(f)    Candelaria and Freeport shall enter into agreements terminating the Freeport Concentrate Sales Agreements, effective as of December 31, 2014, on terms and conditions acceptable to Buyers, acting reasonably;
(g)    Freeport and Lundin Mining Chile SpA shall enter into the Transition Services Agreement;
(h)    the Companies and Atlantic Copper S.A.U. shall enter into the Atlantic Copper Concentrate Sales Agreement;
(i)    (A) if the SMMA Participant does not exercise the SMMA Candelaria Tag-Along Right or does not exercise the SMMA Ojos Tag-Along Right, Buyer and the Freeport Subsidiary Sellers will enter into assignment and assumption agreements with respect to the Candelaria Shareholders’ Agreement and/or the Ojos Shareholders’ Agreement, as applicable, in accordance with its respective terms or (B) if the SMMA Participant exercises the SMMA Candelaria Tag-Along Right and the SMMA Ojos Tag-Along Right, the Candelaria Shareholders’ Agreement and the Ojos Shareholders’ Agreement shall be terminated;
(j)    Each Seller shall cause each of its Subsidiary Sellers to deliver an irrevocable direction to the Buyers agreeing that payment in respect of such Subsidiary Seller’s Subject Shares shall be made in accordance with Section 2.02(a);
(k)    Freeport shall cause Candelaria to pay all amounts due under Section 3 of the Farellón Easement Amendment as of the Closing Date, and Freeport shall cause

Candelaria to execute and deliver a counterpart to the declaration and amendment contemplated by Sections 2.2.1 and 2.2.2 of the Farellón Easement Amendment; and
(l)    each Seller shall deliver or cause to be delivered to Buyers:
(i)    all minute books of the Companies and Servicios Educacionales de Copiapó S. A. (and their immediate predecessor entities) to the extent in the possession of such Seller or its Affiliates or the Companies; and
(ii)    resignations, effective as of immediately after the Closing, of each member of the boards of directors of the Companies and Servicios Educacionales de Copiapó S. A. and the committees thereof and of each senior officer of the Companies and Servicios Educacionales de Copiapó S. A. who is not a Company Employee or Specified Service Provider, in each case, who are nominees of such Seller or its Affiliates.
Section 2.03.    Notice of Cash Adjustment Amount and Leakage. (a) No later than five Business Days prior to the Closing Date, Freeport will deliver a notice to Buyers setting forth (i) the Cash Adjustment Amount, (ii) any Permitted Leakage that has occurred from and including July 1, 2014 to and including the Closing Date and (iii) any Leakage that has occurred from and including July 1, 2014 to and including the Closing Date (the “Notified Leakage”), and stating the amount of any such Notified Leakage that is of the type set forth in clause (E) of the definition of Leakage and, if the SMMA Participant has exercised the SMMA Candelaria Tag-Along Right and/or the SMMA Ojos Tag-Along Right, for any other amounts of Notified Leakage, whether such amounts were paid to or otherwise for the benefit of Freeport or its Affiliates, on the one hand, or the Tag-Along Sellers or their Affiliates, on the other hand, in each case, together with reasonable supporting documentation.
(b)    If the Buyers disagree with any of Freeport's calculations of the Cash Adjustment Amount, the Permitted Leakage, or the Notified Leakage set forth in the notice delivered pursuant to Section 2.03(a) or Freeport’s calculations of the Accrued Preferred Dividend Amount, Working Capital, Cash or the Base Purchase Price set forth on Schedule 2.03(b), the Buyers may, within 90 days after the Closing Date, deliver a notice to the Sellers disagreeing with such calculation(s) and, which specifies the Buyers’ calculation(s) of such amount(s) and, in reasonable detail, the Buyers’ grounds for such disagreement. Any such notice of disagreement shall specify those items or amounts as to which the Buyers disagree and the Buyers shall be deemed to have agreed with all other items and amounts forming a part of the Cash Adjustment Amount, the Permitted Leakage, the Notified Leakage, the Accrued Preferred Dividend Amount, Working Capital, Cash and/or the Base Purchase Price, as applicable.
(c)    If a notice of disagreement shall be duly delivered pursuant to Section 2.03(b), the Buyers and Sellers shall, during the 30 days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the Cash Adjustment Amount, the Permitted Leakage, the Notified Leakage, the Accrued Preferred Dividend Amount, Working Capital, Cash

and/or the Base Purchase Price, as the case may be. If the Buyers and Sellers are unable to reach such agreement during such period, they shall thereafter cause an independent accountant of nationally recognized standing reasonably satisfactory to the Buyers and Sellers promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Cash Adjustment Amount, the Permitted Leakage, the Notified Leakage, the Accrued Preferred Dividend Amount, Working Capital, Cash and/or the Base Purchase Price, as the case maybe, and resolving the items or amounts in dispute. In making such calculation(s), such independent accountant shall consider only those items or amounts in the Cash Adjustment Amount, the Permitted Leakage, the Notified Leakage, the Accrued Preferred Dividend Amount, Working Capital, Cash and/or the Base Purchase Price, as the case may be, as to which the Buyers have disagreed. Such independent accountant shall deliver to the Buyers and Sellers, as promptly as practicable, a report setting forth such calculation(s). Such report shall be final and binding upon the Buyers and Sellers. The cost of such review and report shall be borne equally by the Buyers, on the one hand, and Sellers (in accordance with their respective Allocable Shares), on the other hand.
(d)    The Buyers and Sellers agree that they will, and agree to cause their respective independent accountants and the Companies to, cooperate and assist in the calculation of the Cash Adjustment Amount, the Permitted Leakage, the Notified Leakage, the Accrued Preferred Dividend Amount, Working Capital, Cash and/or the Base Purchase Price, and in the resolution of any amounts or items of dispute and the conduct of the audits and reviews referred to in this Section 2.03, including the making available to the extent necessary of books, records, work papers and personnel.
(e)    If as a result of settlement between the Buyers and Sellers, or as determined by the said independent accountants, it shall be determined that the Buyers have made an overpayment to Sellers on Closing, then the amount of such overpayment shall forthwith be due and owing by the applicable Sellers to the Buyers or, alternatively, if it shall be determined that the Buyers have underpaid Sellers on Closing, then the amount of such underpayment shall forthwith be due and owing by Buyers to the applicable Sellers, subject to withholding in accordance with Applicable Law.
Section 2.04.    Earn-out Payments. As promptly as practicable, and in no event later than 10 Business Days, after it has been determined that any Earn-out Payment is payable with respect to any Earn-out Year in accordance with Appendix A, Buyers shall deliver to each Seller an amount equal to such Seller’s Allocable Share of such Earn-out Payment in immediately available funds by wire transfer to an account designated by such Seller by notice to Buyers (or if not so designated, then by certified or official bank check payable in next day funds to the order of such Seller in such amount), net of any Chilean withholding tax in accordance with Applicable Law. Each capitalized term used in this Section and not otherwise defined herein shall have the meaning assigned such term in Appendix A.
Section 2.05.    Provisional Withholding Obligations. Buyers shall be entitled to withhold from the consideration otherwise payable to Freeport pursuant to this

Agreement and remit to the Chilean Treasury (Tesorería General de la República) the amount of Chilean withholding tax required by Applicable Law.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the Companies Disclosure Schedule, each Seller, severally and not jointly, represents and warrants to Buyers (solely with respect to such Seller and the Companies and, in the case of Freeport, the Freeport Subsidiary Sellers, and in the case of the Tag-Along Sellers, the Tag-Along Subsidiary Sellers) as of the date hereof that:
Section 3.01.    Corporate Existence and Power. Such Seller, each of its Subsidiary Sellers and each Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate or other organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Companies is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.02.    Corporate Authorization. The execution, delivery and performance by such Seller and each Company and each of its Subsidiary Sellers of each of the Transaction Agreements to which it is or will be a party and the consummation by such Seller, such Subsidiary Sellers and the Companies of the transactions contemplated thereby are within the corporate or other organizational powers of such Seller, such Subsidiary Sellers and the Companies and have been duly authorized by all necessary corporate action on the part of each of such Seller, such Subsidiary Sellers and the Companies. Each Transaction Agreement to which such Seller, each of its Subsidiary Sellers or a Company is a party constitutes a valid and binding agreement of such Seller, such Subsidiary Seller or the Company, as applicable, enforceable against such Seller, such Subsidiary Sellers and/or the Companies, as applicable, in accordance with its terms, except as such enforceability may be limited by general principles of equity and by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally.
Section 3.03.    Governmental Authorization and Other Consents. The execution, delivery and performance by such Seller, each of its Subsidiary Sellers and each Company of each of the Transaction Agreements to which it is or will be a party and the consummation by such Seller, such Subsidiary Sellers and the Companies of the transactions contemplated thereby require no action by or in respect of, or filing with, any Governmental Authority other than (a) compliance with any applicable requirements of any Antitrust Laws; and (b) any other action or filing as to which the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a

Material Adverse Effect. Except as set forth in Section 3.03 of the Companies Disclosure Schedule, no consent or approval of any third Person is required by such Seller, such Subsidiary Sellers or the Companies in connection with the Closing, except as would not reasonably be expected to be, individually or in the aggregate, material to the Companies, taken as a whole, or prevent, materially impair or materially delay the consummation of the transactions contemplated by the Transaction Agreements.
Section 3.04.    Noncontravention. The execution, delivery and performance by such Seller, each of its Subsidiary Sellers and each Company of the Transaction Agreements to which it is or will be a party and the consummation by such Seller, such Subsidiary Sellers and the Companies of the transactions contemplated thereby do not and will not (a) violate the Organizational Documents of such Seller or any of its Subsidiary Sellers or the Companies, (b) assuming compliance with the applicable requirements of any Antitrust Laws and other actions or filings as referred to in Section 3.03, violate any Applicable Law in any material respect, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any material right or obligation of such Seller, such Subsidiary Sellers or the Companies or to a material loss of any benefit to which any of such Seller, such Subsidiary Sellers or the Companies is entitled under any provision of any agreement or other instrument binding upon such Person; or (c) result in the creation or imposition of any material Lien on any asset of the Companies, except for any Permitted Liens.
Section 3.05.    Capitalization. (a) The authorized capital stock of Candelaria consists of 4,326 shares of Candelaria Series A Stock, 5,760 shares of Candelaria Series B Stock and 500 shares of Candelaria Series C Stock. As of the date hereof, there are outstanding 4,326 shares of Candelaria Series A Stock, 5,760 shares of Candelaria Series B Stock and 500 shares of Candelaria Series C Stock. The authorized capital stock of Ojos consists of 7,438 shares of Ojos Series A Stock, 2,500 shares of Ojos Series B Stock and 1,000 shares of Ojos Series C Stock. As of the date hereof, there are outstanding 7,438 shares of Ojos Series A Stock, 2,500 shares of Ojos Series B Stock and 1,000 shares of Ojos Series C Stock.
(b)    All outstanding shares of capital stock of each of the Companies have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 3.05, there are no outstanding (i) shares of capital stock or voting securities of either Company, (ii) securities of either Company convertible into or exchangeable for shares of capital stock or voting securities of either Company, or (iii) options or other rights to acquire from either Company, or other obligation of either Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of either Company (the items in clauses Section 3.05(b)(i), Section 3.05(b)(ii) and Section 3.05(b)(iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of either Company to repurchase, redeem or otherwise acquire any Company Securities.
Section 3.06.    Ownership of Shares. (a) Freeport is the sole record and direct beneficial owner of all issued and outstanding shares of capital stock of each of the

Freeport Subsidiary Sellers. PD Candelaria is the sole record and direct beneficial owner of the Candelaria Series A Shares and the Candelaria Series C Shares, free and clear of any Lien (other than pursuant to the Candelaria Shareholders’ Agreement), and, assuming each Buyer complies with Section 6.07, Freeport will cause PD Candelaria to transfer and deliver to the applicable Buyer set forth on Schedule 2.02(b) at the Closing valid title to the Candelaria Series A Shares and Candelaria Series C Shares free and clear of any Lien (other than, in the event the SMMA Participant does not exercise the SMMA Candelaria Tag-Along Right, pursuant to the Candelaria Shareholders’ Agreement). PD Ojos is the sole record and direct beneficial owner of the Ojos Series A Shares and the Ojos Series C Shares, free and clear of any Lien (other than pursuant to the Ojos Shareholders’ Agreement), and, assuming each Buyer complies with Section 6.07, Freeport will cause PD Ojos to transfer and deliver to the applicable Buyer set forth on Schedule 2.02(b) at the Closing valid title to the Ojos Series A Shares and Ojos Series C Shares, free and clear of any Lien (other than, in the event the SMMA Participant does not exercise the SMMA Ojos Tag-Along Right, pursuant to the Ojos Shareholders’ Agreement).
(b)    The Tag-Along Subsidiary Sellers are the sole record and direct beneficial owners of the Candelaria Series B Shares and the Ojos Series B Shares, free and clear of any Lien (other than pursuant to the Candelaria Shareholders’ Agreement and the Ojos Shareholders’ Agreement), and, if the SMMA Participant exercises the SMMA Candelaria Tag-Along Right and the SMMA Ojos Tag-Along Right, the applicable Tag-Along Seller will transfer and deliver, or cause to be transferred and delivered, to the applicable Buyer set forth on Schedule 2.02(b) at the Closing valid title to the Candelaria Series B Shares and/or the Ojos Series B Shares, as the case may be, free and clear of any Lien.
Section 3.07.    No Subsidiaries or Other Interests. Each Company has no Subsidiaries and (a) does not own, directly or indirectly, any shares of capital stock of, other securities or ownership interests of, or investments in, any Person (“Other Interests”) and (b) has no rights to and is not bound by any commitment or obligation to acquire by any means, directly or indirectly, any Other Interests or to make any investment in, or contribution or advance to, any Person.
Section 3.08.    Financial Statements. The audited balance sheets as at December 31, 2012 and December 31, 2013 and the related audited statements of income and cash flows for the years ended December 31, 2012 and December 31, 2013 and the unaudited interim balance sheets as at March 31, 2014 and as at June 30, 2014 and the related unaudited interim statements of income and cash flows for the 3 months ended March 31, 2014 and for the 6 months ended June 30, 2014 (collectively, the “Financial Statements”) of each Company fairly present, in conformity with IFRS applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of such Company as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).
Section 3.09.    Absence of Certain Changes. Since December 31, 2013, the business of the Companies has been conducted in the ordinary course consistent with past practice and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.10.    No Undisclosed Material Liabilities. There are no liabilities of either Company of any kind, other than:
(a)    liabilities provided for in the Financial Statements or disclosed in the notes thereto;
(b)    liabilities disclosed on Section 3.10 of the Companies Disclosure Schedule;
(c)    liabilities disclosed in, related to or arising under any agreements, instruments or other matters disclosed in this Agreement or any Schedule hereto;
(d)    liabilities arising in the Ordinary Course of Business of such Company or under any agreement to which such Company is a party to the extent not arising from such Company’s breach of any such agreement; or
(e)    other undisclosed liabilities which would not reasonably be expected to be, individually or in the aggregate, material to the Companies, taken as a whole.
Section 3.11.    Intercompany Accounts. Section 3.11 of the Companies Disclosure Schedule contains a complete list of all intercompany receivables, payables and other balances between Freeport or its Affiliates, on the one hand, and the Companies, on the other hand as of the Balance Sheet Date. Since the Balance Sheet Date there has not been any accrual of liability by the Companies to Freeport, the Freeport Subsidiary Sellers or any of their respective Affiliates or other transaction between the Companies and Freeport, the Freeport Subsidiary Sellers and any of their respective Affiliates, except in the Ordinary Course of Business of the Companies consistent with past practice.
Section 3.12.    Leakage. There has been no Leakage (other than Leakage which is or will become Notified Leakage) from but excluding the Balance Sheet Date to and including the date of this Agreement.
Section 3.13.    Material Contracts. (a) As of the date hereof, other than as set out in Section 3.13 of the Companies Disclosure Schedule, neither Company is a party to or bound by:
(i) any lease (whether of real or personal property) providing for annual rentals of US$10,000,000 or more that cannot be terminated on not more than 60 days’ notice without payment of any penalty that is material to the Companies, taken as a whole;
(ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by a Company of US$10,000,000 or more that cannot be terminated on not more than 60 days’

notice without payment of any penalty that is material to the Companies, taken as a whole;
(iii)     any sales, distribution or other similar agreement providing for the sale by such a Company of materials, supplies, goods, services, equipment or other assets that provides for annual payments to such Company of US$10,000,000 or more;
(iv)    any material partnership, joint venture or other similar agreement or arrangement;
(v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);
(vi)    any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding US$10,000,000;
(vii) any material agreement that limits the freedom of the Companies to compete in any line of business or with any Person or in any area; or
(viii) any material agreement with Freeport, the Freeport Subsidiary Sellers or any of their respective Affiliates or any director or officer of Freeport, the Freeport Subsidiary Sellers or any of their respective Affiliates.
(b)    Each agreement, contract, plan, lease, arrangement or commitment required to be disclosed pursuant to this Section (each, a “Material Contract”) is a valid and binding agreement of the applicable Company, as the case may be, and is in full force and effect, and neither Company, nor, to the Knowledge of Sellers, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract.
(c)    Each Foreign Investment Contract is a valid and binding agreement of Phelps Dodge of Chile S.A. and is in full force and effect, and to the Knowledge of Sellers, no party thereto is in default or breach in any material respect under the terms of any such Foreign Investment Contract.
Section 3.14.    Legal Actions. There are no Legal Actions pending against, or to the Knowledge of Sellers, threatened against or affecting, such Seller, its Subsidiary Sellers or the Companies or any of their respective properties before any arbitrator or any Governmental Authority which would reasonably be expected to be, individually or in the aggregate, material to the Companies, taken as a whole.
Section 3.15.    Compliance with Laws. Neither Company is in violation of any Applicable Law, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.16.    Title to Property. Each Company has good title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) (save and except for Intellectual Property) reflected on the Balance Sheet of such Company or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the Ordinary Course of Business consistent with past practice or where the failure to have such good title or valid leasehold interests would not, individually or in the aggregate, reasonably be expected to materially impair the value or materially interfere with the use of such property or asset. None of such property or assets is subject to any Lien, except:
(a)    Liens disclosed on Section 3.16 of the Companies Disclosure Schedule;
(b)    Liens disclosed on the Balance Sheets or notes thereto or securing liabilities reflected on the Balance Sheets or notes thereto;
(c)    Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith;
(d)    mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the Ordinary Course of Business or that are not yet due and payable or are being contested in good faith;
(e)    Liens incurred in the Ordinary Course of Business since the Balance Sheet Date; or
(f)    other Liens which would not reasonably be expected to have a Material Adverse Effect (paragraphs (a) – (f) of this Section 3.16 are, collectively, the “Permitted Liens”).
Section 3.17.    Sufficiency of Assets. At the Closing, the Companies will own or have the right to use all of the assets, properties and rights reasonably necessary to conduct in all material respects the business of the Companies as conducted as of the date of this Agreement (other than cash and cash equivalents); provided that this Section does not constitute a representation or warranty as to Intellectual Property Rights (which is covered exclusively in Section 3.18) or as to insurance matters (which is covered exclusively in Section 3.19).
Section 3.18.    Intellectual Property. (a) Section 3.18(a) of the Companies Disclosure Schedule contains a list of all registrations and applications for registration and other material Intellectual Property Rights included in the Company Intellectual Property Rights.
(b)    Section 3.18(b) of the Companies Disclosure Schedule sets forth a list of all agreements to which either Company is a party and pursuant to which any Person is authorized to use any material Company Intellectual Property Right.

(c)    No Company Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting in any material respect the use thereof by either Company or restricting in any material respect the licensing thereof by either Company to any Person.
(d)    To the knowledge of the Sellers, the operation of business by the Companies does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third person, except for infringements, misappropriations or other violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.19.    Insurance Coverage. Freeport has made available to Buyers summaries of all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Companies. There are no material claims by either Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.
Section 3.20.    Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Seller, its Subsidiary Sellers or the Companies who might be entitled to any fee or commission in connection with the transactions contemplated by the Transaction Agreements.
Section 3.21.    Labor Matters and Employee Benefits. (a) Section 3.21 of the Companies Disclosure Schedule sets forth the collective bargaining agreements or similar material labor agreements or union agreements to which either of the Companies is a party. All of the Specified Service Providers spend in excess of 80% of their employment time with Freeport and its Affiliates in connection with matters pertaining to the Companies and the business and operations of the Companies.
(b)    There is no Legal Action pending or, to the Knowledge of Sellers, threatened against or affecting the Companies with respect to employment practices, workers’ compensation or other Labor Laws which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Company is, in compliance with all applicable Labor Laws, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.22.    Employee Plans. (a) Freeport has made available to Buyers complete copies of each material Employee Benefit Plan, and all amendments thereto, together with the most recent annual report, if applicable, prepared in connection therewith.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)    neither of the Companies or any of their respective predecessors sponsors, maintains or contributes to, or has in the past five years sponsored, maintained or contributed to, any Employee Benefit Plan subject to Title IV of ERISA, and neither of the Companies or any of their respective predecessors contributes to, or has in the past five years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA;
(ii)    each Employee Benefit Plan and related trust agreement, annuity contract or other funding instrument has been administered, operated and maintained in compliance with Applicable Law and if intended to qualify for special tax treatment, meets the requirements for such treatment, and no events have occurred with respect to any Employee Benefit Plan that could result in the payment or assessment by or against the Companies of any excise tax under the Code;
(iii)    neither of the Companies has any liability in respect of post-retirement medical, dental or life insurance benefits for Company Employees (other than coverage mandated under Applicable Law);
(iv)    no action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the Knowledge of Sellers, is threatened against or threatened to involve, any Employee Benefit Plan before any Governmental Authority; and
(v)    there is no labor strike, slowdown or stoppage pending or, to the Knowledge of Sellers, threatened against or affecting the Companies.
(c)    Neither the execution of this Agreement or the other Transaction Agreements nor the consummation of the transactions contemplated hereby or thereby (either alone or together with any other event, including a termination of employment) will result in any Company Employee or Specified Service Provider becoming entitled to, or any increase in, any material payment or benefit (including severance pay) or accelerate the timing of payment or vesting of any material compensation or benefits, in either case under any Employee Benefit Plan.
Section 3.23.    Environmental Laws and Conditions. Except as to matters that would not reasonably be expected to be material to the Companies, taken as a whole:
(a)    no written notice, order, request for information, complaint or penalty has been received in the past three years by such Seller, its Subsidiary Sellers or the Companies, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Knowledge of Sellers, threatened, in each case, that alleges a violation by or liability of either Company of or under any Environmental Law;
(b)    each of the Companies is in compliance with all applicable Environmental Laws, and, to the Knowledge of Sellers, within the past three years there are and have been no conditions, circumstances, or occurrences that could reasonably be expected to result in a failure to be in compliance with any Environmental Law that have not been cured or that are not in the process of being cured; and
(c)    the Companies have all Permits necessary for their operations as currently conducted to comply with all applicable Environmental Laws and are in compliance with the terms of such Permits and with all other applicable Environmental Laws.
Except as set forth in this Section 3.23, no representations or warranties are being made by any Seller with respect to matters arising under or relating to Environmental Law (“Environmental Matters”).
Section 3.24.    Taxes; Tax Matters. Except as to matters that would not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect:
(a)    (i) the Companies have timely filed (or Freeport has timely filed or caused to be timely filed) all Tax Returns that are required to be filed by or with respect to the Companies and the Companies have submitted all required affidavits and complied with other accessory fiscal obligations and duties that are required to be fulfilled by or with respect to the Companies, including keeping their tax books in compliance with Applicable Law and maintaining their accounting backup documentation; (ii) the Companies have timely paid (or Freeport has timely paid or caused to be timely paid) all Taxes shown as due and payable on such Tax Returns, the taxes paid have been duly determined according to Chilean law, and (iii) such Tax Returns are true, correct and complete;
(b)    there is no claim, audit, action, suit, proceeding, examination or investigation now pending against or with respect to either of the Companies in respect of any Tax;
(c)    no Taxing Authority has proposed, or, to the Knowledge of Sellers, is threatening to propose any adjustment to any Tax Return of either of the Companies;
(d)    neither of the Companies is currently the beneficiary of an extension of time within which to file a Tax Return;
(e)    there are no Liens for Taxes (other than Permitted Liens) upon any assets of either Company;
(f)    on or prior to the Closing, each of the Companies will have properly and in a timely manner documented its transfer pricing methodology in compliance with applicable Chilean tax laws and have presented all required sworn affidavits required by Chilean tax authorities; and
(g)    all related party transactions carried out by the Companies were carried out on arm’s length terms and in material compliance with all Chilean Applicable Laws and transfer pricing rules. The Companies have complied with all applicable transfer pricing documentation requirements.

Except as set forth in this Section 3.24, no representations or warranties are being made in this Article 3 with respect to Tax matters.
Section 3.25.    Anti-Corruption. None of such Seller, its Subsidiary Sellers, either of the Companies, nor any of their respective directors, officers, agents, employees or any other Persons acting on its behalf has, in connection with the operation of its respective business, used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation in any material respect of the Foreign Corrupt Practices Act or any other similar Applicable Law.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyers represent and warrant to Sellers as of the date hereof and as of the Closing Date that:
Section 4.01.    Corporate Existence and Power. Each Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all corporate or other organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.
Section 4.02.    Corporate Authorization. The execution, delivery and performance by each Buyer of each of the Transaction Agreements to which it is or will be a party and the consummation by such Buyer of the transactions contemplated thereby are within the corporate or other organizational powers of such Buyer and have been duly authorized by all necessary corporate action on the part of such Buyer. Each of the Transaction Agreements to which either Buyer is a party constitute valid and binding agreements of such Buyer, enforceable against such Buyer in accordance with its terms, except as such enforceability may be limited by general principles of equity and by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally.
Section 4.03.    Governmental Authorization. The execution, delivery and performance by each Buyer of each of the Transaction Agreements to which it is or will be a party and the consummation by such Buyer of the transactions contemplated thereby require no material action by or in respect of, or material filing with, any Governmental Authority save and except for: (a) compliance with any applicable requirements of any Antitrust Laws; and (b) any such action or filing as to which the failure to obtain or make would not prevent, materially impair or materially delay the consummation of the transactions contemplated by the Transaction Agreements.
Section 4.04.    Noncontravention. The execution, delivery and performance by each Buyer of each of the Transaction Agreements to which it is or will be a party and the consummation by such Buyer of the transactions contemplated thereby do not and will not (i) violate the organizational documents of such Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Buyer or to a loss of any benefit to which such Buyer is entitled under any provision of any agreement or other instrument binding upon such Buyer, save and except for the consent required pursuant to the Guarantor’s existing senior secured credit facility, which consent shall be obtained by the Guarantor prior to the Closing Date or such credit facility shall otherwise be repaid in full by the Guarantor and terminated on or prior to such date (it being understood that such consent or repayment is not a condition to the obligations of Buyers under this Agreement), or (iv) result in the creation or imposition of any material Lien on any asset of such Buyer.
Section 4.05.    Financing. Buyers have, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Base Purchase Price. Buyers expressly acknowledge and agree that the obligations of Buyers hereunder are not subject to, or conditioned on, receipt of financing.
Section 4.06.    Purchase for Investment. Each Buyer is purchasing the Subject Shares set forth opposite such Buyer’s name on Schedule 2.02(b) for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Each Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Subject Shares and is capable of bearing the economic risks of such investment.
Section 4.07.    Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyers threatened against or affecting, either Buyer before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Transaction Agreements.
Section 4.08.    Finders’ Fees. Except for Bank of America Merrill Lynch, whose fees and expenses will be paid by Buyers, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of either Buyer or its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by the Transaction Agreements.
Section 4.09.    Inspections; No Other Representations. Each Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Companies as contemplated hereunder. Each Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of the Transaction Agreements. Buyers acknowledge that Freeport has given Buyers complete and open access to the documents and facilities of the Companies.

Buyers will undertake prior to Closing such further investigation and request such additional documents and information as Buyers deem necessary. Buyers agree to accept the Subject Shares and the Companies in the condition they are in on the Closing Date subject to the terms and conditions hereof based upon their own inspection, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Freeport, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, each Buyer acknowledges that Freeport makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to either Buyers of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Companies or the future business and operations of the Companies, or (ii) any other information or documents made available to either Buyer or its counsel, accountants or advisors with respect to the Companies or their respective businesses or operations, except as expressly set forth in this Agreement.
ARTICLE 5
COVENANTS OF SELLERS
Section 5.01.    Conduct of the Companies. From the date hereof until the Closing Date, Freeport shall cause the Companies to conduct their businesses in the Ordinary Course of Business consistent with past practice. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as disclosed in Section 5.01 of the Companies Disclosure Schedule, or as required in order to comply with Applicable Law or as otherwise required by this Agreement, Freeport will not permit either Company to:
(a)    amend its organizational documents (whether by merger, consolidation or otherwise);
(b)    split, combine or reclassify any shares of capital stock of such Company;
(c)    (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities; or (ii) amend any term of any Company Security (whether by merger, consolidation or otherwise);
(d)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any businesses, other than acquisitions with a purchase price that does not exceed US$1,000,000 individually or US$5,000,000 in the aggregate;
(e)    sell, lease or otherwise transfer any of either of the Companies’ material assets or permit the imposition of any Lien (save and except for Permitted Liens), other than (i) sales of inventory in the Ordinary Course of Business consistent with past practice and (ii) sales of assets with a sale price that does not exceed US$1,000,000 individually or US$5,000,000 in the aggregate.

(f)    except as required to comply with any employee benefit plan or agreement or Applicable Law or for changes made in respect of any Employee Benefit Plan that are generally applicable to all employees participating in such Employee Benefit Plan, (i) grant any severance, retention or termination pay to, or enter into or amend any severance, retention or termination agreement with, or increase the compensation or benefits provided to, any Key Employee, (ii) grant any severance, retention or termination pay to, or enter into or amend any severance, retention or termination agreement with, or materially increase the compensation or benefits provided to any Company Employee, other than in the Ordinary Course of Business consistent with past practice and not in violation of any applicable collective bargaining agreement, (iii) establish, adopt, materially amend or terminate any Employee Benefit Plan, (iv) transfer the employment of any individual other than a Specified Service Provider from Freeport or its Affiliates (other than the Companies) to either of the Companies, or (v) grant any equity or equity-based compensation to any Company Employee or Specified Service Provider; provided that to the extent that Freeport reasonably determines that any change to any Employee Benefit Plan permitted under this clause (f) is reasonably expected to be material, Freeport shall provide Buyers with notice of such change;
(g)    change its methods of accounting, except as required by concurrent changes in IFRS, as agreed to by its independent public accountants;
(h)    settle, or offer or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim;
(i)    make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, enter into any closing agreement with respect to a material amount of taxes, or settle any material Tax claim, audit or assessment;
(j)    incur any material debt other than short-term indebtedness or letters of credit or make any loans or advances to any Persons, in each case, other than in the Ordinary Course of Business, consistent with past practice or as otherwise permitted pursuant to the terms of this Agreement;
(k)    agree or commit to do any of the foregoing.
Section 5.02.    No Leakage. Freeport shall not permit any Leakage (other than Leakage which is or will become Notified Leakage) from the date hereof until the Closing Date.
Section 5.03.    Certain Assignments and Transfers. (a) Prior to the Closing:
(i)    Freeport shall assign, or shall cause the assignment by its Affiliate of, to Lundin Mining Chile SpA, all rights and obligations of Freeport or such Affiliate under the contracts set forth on Section 5.03(a) of the Companies Disclosure Schedule, and Lundin Mining Chile SpA shall, and Buyers shall cause

Lundin Mining Chile SpA to, assume all such rights and obligations thereunder; and
(ii)    Each Seller shall use its reasonable best efforts to identify all Technical Information reasonably required in connection with the conduct of the business and operations of the Companies in the Ordinary Course of Business and to deliver on or before the Closing Date the original, modified and interpreted versions of such Technical Information, including all raw data, to the Companies in useable formats.
(b)    Prior to the Closing, Freeport shall assign, contribute, convey, transfer and deliver, or shall cause the assignment, contribution, conveyance, transfer and delivery of, from the applicable Company to Freeport or its Affiliates, all right, title and interest of such Company in and to each asset set forth opposite such Company’s name on Section 5.03(b) of the Companies Disclosure Schedule, and Freeport or such Affiliate shall pay to the applicable Company the fair market value of each such asset and assume all liabilities to the extent related to each such asset.  Following the Closing Date, Freeport shall remove, or shall cause the removal of, all such assets from the property of the Companies at its own sole cost and expense and in accordance with the schedule set forth in Section 5.03(b) of the Companies Disclosure Schedule. Until such removal, the Buyers, the Companies, their Affiliates and their respective agents shall be entitled to use such assets to the extent provided in Section 5.03(b) of the Companies Disclosure Schedule without remitting consideration therefor to Freeport.  None of the Buyers, their Affiliates or the Companies shall be responsible or liable for or in respect of obligations related to such assets or for any losses suffered by Freeport or its agents by reason of the existence of such assets on the property of the Companies or the removal by Freeport therefrom; provided that the Buyers shall be responsible and liable for the maintenance and safekeeping of such assets by the Companies prior to such removal by Freeport.  Freeport shall provide the Buyers with reasonable advance written notice of the date or dates upon which Freeport shall seek to enter on the property of the Companies in order to remove such assets and the Buyers shall use their reasonable efforts to accommodate such requests.  Entry by Freeport or its agents as well as activities of Freeport or its agents in connection therewith shall not unreasonably interfere with the normal operations of the Companies.  Freeport shall be responsible for maintaining any and all requisite insurance coverage on such assets.
Section 5.04.    Access to Information. From the date hereof until the Closing Date, each Seller will (a) give, and will cause its Subsidiary Sellers and the Companies to give, each Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Companies and to the books and records of such Seller and its Subsidiary Sellers relating to the Companies, (b) furnish, and will cause its Subsidiary Sellers and the Companies to furnish, to each Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Companies as such Persons may reasonably request, and (c) instruct the employees, counsel and financial advisors of such Seller, its Subsidiary Sellers and the Companies to cooperate with each Buyer in its investigation of the Companies. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of such Seller, its Subsidiary Sellers or the Companies. Notwithstanding the foregoing, Buyers shall not (i) have access to personnel records of the Companies relating to individual performance or evaluation records, medical histories or other information which in a Seller’s good faith opinion is sensitive or the disclosure of which could subject the Companies to risk of liability or (ii) conduct or cause to be conducted any sampling, testing or other invasive investigation of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media.
Section 5.05.    Tax Matters. During the period from the date of this Agreement to the Closing Date, Freeport shall cause the Companies to:
(a)    prepare, in the Ordinary Course of Business and consistent with past practice (except as otherwise required by a change in applicable law), and timely file all Interim Period Returns;
(b)    consult with Buyers with respect to all Interim Period Returns and deliver drafts of such Interim Period Returns to Buyers no later than ten (10) Business Days prior to the date (including extensions) on which such Interim Period Returns are required to be filed;
(c)    fully and timely pay all Taxes due and payable in respect of such Interim Period Returns that are so filed;
(d)    properly accrue in accordance with its methods of accounting and in accordance with past practice, and in the Ordinary Course of Business, for all Taxes payable;
(e)    promptly notify Buyers of any federal, state, local or foreign income or franchise and any other suit, claim, action, investigation, proceeding or audit (collectively, “Actions”) pending or threatened against or with respect to the Companies in respect of any Tax matter, including without limitation, Tax liabilities and refund claims, and not settle or compromise any such Tax matter or Action without Buyers’ consent;
(f)    not make or revoke any election with regard to Taxes or file any amended Tax Returns;
(g)    not make any change in any Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in Tax laws or regulatory accounting requirements or IFRS; and
(h)    terminate as of the date of this Agreement all tax sharing agreements to which the Companies are a party such that there is no further liability thereunder.

ARTICLE 6
COVENANTS OF BUYERS AND SELLERS
Section 6.01.    Confidentiality. (a) Any information provided by any Seller, Subsidiary Seller, the Companies or any of their respective Affiliates and representatives to either Buyer or their respective Affiliates and representatives in connection with this Agreement and the transactions contemplated hereby shall be subject to the provisions of the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and shall continue in full force and effect in accordance with its terms until the Closing (at which time the parties agree it shall terminate automatically and be of no further force and effect without any further action required by any party thereto). For the avoidance of doubt, the Tag-Along Sellers agree that the terms and conditions of the Confidentiality Agreement shall apply to each Tag-Along Seller as if it were party thereto to the same extent such terms and conditions apply to Freeport.
(b)    Prior to Closing and for a period of one year after the Closing or until termination of this Agreement (and, in the case of all material written, oral or other information obtained in confidence from Buyers in connection with any Earn-out Payment, until one year after the Earn-out Termination Date (as defined in Appendix A)), as applicable, each Seller shall maintain in confidence, and will cause its Affiliates and its and their respective representatives to maintain in confidence all material written, oral, or other information obtained in confidence from Buyers in connection with this Agreement or the transactions contemplated hereby, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such Seller, (ii) in the public domain through no fault of such Seller or (iii) later lawfully acquired by such Seller from sources other than Buyers or to the extent such information is required to be disclosed by Applicable Law or the applicable rules or regulations of any securities exchange or legal process.
Section 6.02.    Access; Seller Confidentiality. Buyers will cause the Companies, on and after the Closing Date for a period of six years to afford promptly to each Seller and its agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit such Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by such Seller shall not unreasonably interfere with the conduct of the business of Buyers or the Companies. In addition, Buyers will cause the Companies after the Closing Date to provide financial information to each Seller with respect to the fiscal quarter and month or portions thereof ending on or prior to the Closing Date, in a manner and within a time period consistent with the Companies’ past practice, in order to enable such Seller to satisfy its financial reporting obligations with respect to such pre-Closing periods. Each Seller will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all confidential documents and information concerning the Companies provided to it pursuant to this Section. Each Seller will be liable for a breach by its representatives of such confidentiality obligations.

To the extent practicable, each Seller shall give Buyers at least ten days’ prior written notice (unless less time is required by Applicable Law or the applicable rules or regulations of any securities exchange or legal process) before disclosing any of the said confidential documents and information and, in making such disclosures, such Seller  shall and shall use its reasonable best efforts to cause its representatives to disclose only that portion thereof required to be disclosed and, at Buyers’ request, shall take all reasonable best efforts, at Buyers’ expense, to preserve the confidentiality thereof, including supporting Buyers in obtaining protective orders.
Section 6.03.    Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege. (a) Each Buyer waives and will not assert, and agrees to cause the Companies to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of any Seller or any Subsidiary Seller or any of their respective Affiliates or any shareholder, officer, employee or director of any of them or either Company (any such Person, a “Designated Person”) in any matter involving the Transaction Agreements or any other agreements or transactions contemplated thereby, by any legal counsel currently representing any Seller, Subsidiary Sellers or the Companies in connection with the Transaction Agreements or any other agreements or transactions contemplated thereby (the “Current Representation”).
(b)    Each Buyer waives and will not assert, and agrees to cause the Companies to waive and to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with either Buyer, and following the Closing, with the Companies, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by the applicable Seller; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving the Transaction Agreements or any other agreements or transactions contemplated thereby, or to communications with any Person other than the Designated Persons and their advisers.
Section 6.04.    Reasonable Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, Buyers and Sellers will use their reasonable best efforts to take, or cause to be taken, both before and after Closing, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate or implement expeditiously the transactions contemplated by the Transaction Agreements including, in the case of Freeport, co-operating in connection with the assignment of the Foreign Investment Contracts. Freeport agrees to cause each Freeport Subsidiary Seller, and Freeport, prior to the Closing, and Buyers, after the Closing, agree to cause each Company, to execute and deliver such other documents, certificates, agreements and other writings (including notarial deeds for the assignment to the Buyers of each of the Foreign Investment Contracts in the form proposed by the Chilean Foreign Investment Committee after the consent of the Chilean Foreign Investment Committee is obtained) and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by the Transaction Agreements.
(b)    In furtherance and not in limitation of the foregoing, each of Sellers and Buyers shall provide or cause to be provided to any Governmental Authority information and documents required or requested by any such Governmental Authority, including by (i) filing any notification and report form and related material required under any Antitrust Law with respect to the transactions contemplated by the Transaction Agreements as promptly as practicable after the date hereof and (ii) supplying as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to any Antitrust Law.
(c)    Each of Sellers and Buyers shall, and shall cause their respective Affiliates to, cooperate reasonably with one another and keep the other party reasonably informed of material matters relating to or in connection with the taking of the actions contemplated by this Section, including promptly informing the other party(ies) of all material communications with any Governmental Authority. In furtherance and not in limitation of the foregoing, Sellers and Buyers shall (i) consult with one another in advance of any meeting or teleconference with such Governmental Authority, (ii) provide one another with an opportunity to attend or participate in such meeting or teleconference, (iii) afford one another the right to review any written materials to be submitted to such Governmental Authority in advance of the submission thereof, and (iv) furnish one another with copies of all written materials received by or on behalf of such party from such Governmental Authority, in each case to the extent permitted by Applicable Law.
Section 6.05.    Certain Filings. Sellers and Buyers shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from the parties to any material contracts, in connection with the consummation of the transactions contemplated by the Transaction Agreements; and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
Section 6.06.    Notices of Certain Events. Each party shall promptly notify the other party(ies) of:
(a)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Transaction Agreements;
(b)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by the Transaction Agreements, including the registration of the relevant notarial deeds referred to in Section 2.02(b) of this Agreement, in the relevant shareholders’ registry and the property of mines in Santiago in accordance with Applicable Law; and

(c)    (i) with respect to each Seller, any actions, suits, claims, investigations or proceedings commenced relating to such Seller, its Subsidiary Sellers or the Companies that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article 3; and (ii) with respect to Buyers, any actions, suits, claims, investigations or proceedings commenced relating to either Buyer or its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.06.
Section 6.07.    Shareholders Agreements of the Companies; SMMA Tag-Along Rights. (a) Unless the SMMA Participant exercises either or both of the SMMA Candelaria Tag-Along Right and the SMMA Ojos Tag-Along Right (in which case, as applicable, the Candelaria Shareholders’ Agreement and/or the Ojos Shareholders’ Agreement shall be terminated in accordance with Section 2.02(i)), Buyers shall take all action and execute such documents and agreements (including principals agreements) that are necessary or desirable in order to comply with the requirements of each of Section 9.7 of the Candelaria Shareholders’ Agreement and Section 9.7 of the Ojos Shareholders’ Agreement and to effect the transfer of the Freeport Subject Shares and related rights from the Freeport Subsidiary Sellers to the applicable Buyer, and Freeport will, and will cause Freeport Subsidiary Sellers to, cooperate with Buyers in satisfying such requirements and Freeport will comply with all such requirements applicable to Freeport or the Freeport Subsidiary Sellers.
(b)    If the SMMA Participant exercises the SMMA Candelaria Tag-Along Right and the SMMA Ojos Tag-Along Right, Freeport and Buyers will promptly comply with the requirements of Section 9.7 of the Candelaria Shareholders’ Agreement and the Ojos Shareholders’ Agreement, as applicable (it being understood Buyers shall elect to purchase the applicable SMMA Subject Shares in accordance with the terms of the Candelaria Shareholders’ Agreement and the Ojos Shareholders’ Agreement), and each of Sumitomo Corporation and Sumitomo Metal Mining Co., Ltd. shall execute a counterpart to this Agreement and shall become a party hereto in its capacity as a Tag-Along Seller on or before the fifth Business Day prior to the Closing Date (as determined in accordance with Section 2.02); provided, however, notwithstanding any failure of either Sumitomo Corporation or Sumitomo Metal Mining Co., Ltd. (or, at the option of Buyers, another SMMA Participant) to become a party hereto in its capacity as a Tag-Along Seller, all of the terms and conditions of this Agreement as between Freeport and Buyers shall remain in full force and effect, the closing of the purchase and sale of the Freeport Subject Shares shall occur in accordance with the terms of this Agreement and Buyers shall have the sole obligation to purchase the SMMA Subject Shares from the SMMA Participant at the same pro rata price and on the same terms and conditions as those applicable to the purchase of the Freeport Subject Shares from Freeport and the Freeport Subsidiary Sellers.
(c)    If the SMMA Participant exercises the SMMA Candelaria Tag-Along Right but not the SMMA Ojos Tag-Along Right or if the SMMA Participant exercises the SMMA Ojos Tag-Along Right but not the SMMA Candelaria Tag-Along Right, Freeport and Buyers agree to negotiate in good faith to (i) amend this Agreement to provide for the purchase by Buyers of the applicable SMMA Subject Shares with respect to which the

SMMA Candelaria Tag-Along Right or the SMMA Ojos Tag-Along Right was exercised and otherwise modify this Agreement such that the terms and conditions of this Agreement as so modified reflect as nearly as practicable the original intent of Freeport and Buyers (including as evidenced by the amount of the Purchase Price and the Allocable Share allocated to each of the Subject Shares in accordance with Section 2.01) and (ii) arrange for agreements to be entered into to allow the respective businesses of Candelaria and Ojos to continue to operate substantially as such businesses operate as of the date hereof, without interruption or delay, and Freeport and Buyers shall execute, or shall cause the execution of, such documents and agreements (including principals agreements) that are necessary or desirable in order to comply with the requirements of Section 9.7 of the Candelaria Shareholders’ Agreement, if the SMMA Participant exercises the SMMA Candelaria Tag-Along Right and Section 9.7 of the Ojos Shareholders’ Agreement if the SMMA Participant exercises the Ojos Tag-Along Right. Notwithstanding any provision of this Agreement to the contrary, no party shall have any obligation to effect the Closing unless and until such amendments and arrangements referred to in the preceding clauses (i) and (ii) have been agreed upon and implemented.
Section 6.08.    Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange or as may be required in order for the Buyers or their Affiliates to obtain requisite financing in connection with the transactions contemplated in this Agreement, will not issue any such press release or make any such public statement prior to such consultation.
Section 6.09.    Intercompany Accounts. All intercompany receivables, payables and other balances between a Seller or its Affiliates, on the one hand, and the Companies, on the other hand existing as of the Closing (other than those arising as a result of concentrate sales, which shall be settled in the ordinary course pursuant to the terms of payment thereof) (the “Intercompany Accounts”) shall be settled in the manner provided in this Section. Each Seller shall, and shall cause its Affiliates and the Companies to, use good faith efforts to settle on or prior to the Closing Date, all such Intercompany Accounts (other than Intercompany Accounts arising as a result of concentrate sales) by one or more cash payments in satisfaction of such amounts. From and after the Closing Date, each Seller shall, and Buyers shall cause the Companies to, use good faith efforts to settle any such Intercompany Accounts (other than Intercompany Accounts arising as a result of concentrate sales) that are not settled as of the Closing Date and each Buyer shall provide its reasonable cooperation in connection therewith; provided that any claim by a Seller and its Affiliates, on the one hand, or the Companies, on the other hand, with respect to any such Intercompany Account must be made in writing within 90 days of the Closing Date, and any such Intercompany Account that is not settled, or that a claim in respect of is not made in compliance with this Section 6.09, within such 90 day period shall be deemed waived and released without any further action by either party.

Section 6.10.    Nature of Obligations. Each Buyer hereby agrees that it shall be jointly and severally liable for the obligations of each Buyer and the Buyers under this Agreement, including pursuant to Article 2 and Article 10.
ARTICLE 7
TAX MATTERS

Section 7.01.    Tax Indemnification.
(a)    Indemnification by Freeport. From and after the Closing Date, each Seller shall, severally and not jointly, indemnify Buyers, the Companies and their Affiliates (each a “Tax Indemnified Buyer Party” and collectively, the “Tax Indemnified Buyer Parties”) against and hold them harmless from any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including without limitation, reasonable fees for both in-house and outside counsel, accountants and other outside consultants) suffered or incurred (each a “Tax Loss” and collectively, the “Tax Losses”) arising out of (i) Taxes of the Companies for Pre-Balance Sheet Taxes; or (ii) without duplication, Pre-Balance Sheet Taxes imposed on a Tax Indemnified Buyer Party as a result of (1) a breach of a representation or warranty set forth in Section 3.24 of this Agreement or (2) a breach of a covenant or agreement set forth in Section 5.05 of this Agreement; provided that neither Freeport nor the Tag-Along Sellers shall have an obligation or liability to indemnify any Tax Indemnified Buyer Party pursuant to this Section 7.01 for the amount of any Tax Loss reflected as a liability in the relevant Balance Sheet; provided further, that in the case of Tax Losses suffered or incurred by the Companies, the amounts recoverable by any Tax Indemnified Buyer Party in respect of such Tax Losses shall be limited to 80% of the amount of such Tax Losses, unless the SMMA Participant exercises the SMMA Candelaria Tag-Along Right or the SMMA Ojos Tag-Along Right.
(b)    Indemnification by Buyer. From and after the Closing Date, Buyers shall indemnify each Seller and its Affiliates (each, a “Tax Indemnified Seller Party” and collectively, the “Tax Indemnified Seller Parties”) against and hold them harmless from any and all Tax Losses arising out of Taxes of the Companies for periods or portions thereof beginning after the Balance Sheet Date (“Post-Balance Sheet Taxes”) other than amounts for which a Tax Indemnified Buyer Party is indemnified by a Seller under Section 7.01(a).
Section 7.02.    Tax Indemnification Procedures. (a) After the Closing, each party to this Agreement (whether Buyers or any Seller, as the case may be) shall promptly notify the other party in writing of any demand, claim or notice of the commencement of an audit received by such party from any Taxing Authority or any other Person with respect to Taxes for which such other party is liable pursuant to Section 7.01; provided, however, that a failure to give such notice will not affect such other party’s rights to indemnification under this Article 7, except to the extent that such party is actually prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Taxing Authority or any other Person in respect of any such asserted Tax liability.
(b)    Payment by an indemnitor of any amount due to an indemnitee under Article 7 of this Agreement shall be made within ten days following written notice by the indemnitee that payment of such amounts to the appropriate Taxing Authority or other applicable third party is due by the indemnitee, provided that the indemnitor shall not be required to make any payment earlier than five Business Days before it is due to the appropriate Taxing Authority or applicable third party. In the case of a Tax that is contested in accordance with the provisions of Section 7.05, payment of such contested Tax will not be considered due earlier than the date a Final Determination to such effect is made by such Taxing Authority or a court. For this purpose, a “Final Determination” shall mean a settlement, compromise, or other binding agreement, such as a closing agreement or other comparable agreement, with the relevant Taxing Authority, a deficiency notice with respect to which the period for filing a petition, claim or remedy with the relevant state, local or foreign tribunal has expired or a final decision of any court of competent jurisdiction that is not subject to any appeal or remedy or as to which the time for appeal has expired.
(c)    All amounts required to be paid pursuant to this Article 7 shall be paid promptly in immediately available funds by wire transfer to a bank account designated by the indemnified party.
Section 7.03.    Tax Covenants. Each Buyer covenants that it shall not cause or permit the Companies or any Affiliate of either Buyer:
(a)    to take any action on the Closing Date other than in the Ordinary Course of Business, including but not limited to the distribution of any dividend or the effectuation of any redemption that could give rise to any Tax liability or reduce any Tax Asset of the Subsidiary Sellers or give rise to any loss of the Subsidiary Sellers under this Agreement; or
(b)    without the prior written consent of each of the Sellers (such consent not to be unreasonably withheld) (i) to make or change any Tax election; (ii) to amend, or request or permit the amendment of, or make or lodge any objection or appeal in relation to any Tax Returns contemplated in Section 7.05(d); (iii) apply to any Tax Authority for any binding or non-binding opinion, ruling or other determination in relation to any act, matter or transaction covered by any such Tax Returns or to any act, matter or transaction occurring on or before the Balance Sheet Date; or (iv) furnish to any Tax Authority any information (in writing or otherwise) in relation to any such Tax Returns or to any act, matter or transaction occurring on or before the Balance Sheet Date.
Without limitation on the foregoing, for the period after Closing and through the close of each such Company’s then current taxable year (as defined in the Code), Buyers shall not cause or permit such Company to engage in the following prohibited transactions:

(i)    declare or pay a dividend unless required by the terms of the Candelaria Shareholders’ Agreement or the Ojos Shareholders’ Agreement;
(ii)    make or cause to be made any investment in U.S. property within the meaning of Section 956 of the Code; or
(iii)     conduct business outside the Ordinary Course of Business or engage in any transaction outside the Ordinary Course of Business (in either case based upon the Company’s historic activities) if such business or activities would reasonably be expected to impact (1) the amount or character of the Subsidiary
Sellers’ gross income reportable under Section 1248 of the Code; (2) the amount of the Subsidiary Sellers’ associated deemed-paid foreign taxes within the meaning of Section 902 of the Code that are associated with the Section 1248 inclusion; or (3) the amount of Subsidiary Sellers’ subpart F income within the meaning of Section 952 of the Code.
Section 7.04.    Tax Returns.
(a)    Freeport shall file or cause to be filed, when due (taking into account any extension of a required filing date), all Tax Returns with respect to the Companies that are required to be filed on or prior to the Closing Date and timely cause the Companies to pay all Taxes shown as due on such Tax Returns. With respect to Tax Returns that relate to the Post-Balance Sheet Tax Period, any Tax Return shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method (unless otherwise required by applicable law). Such Tax Returns shall be submitted by Freeport to Buyers (together with schedules, statements and, to the extent reasonably requested by Buyers, supporting documentation) at least 30 days prior to the due date (including any applicable extension) of such return. With respect to Tax Returns that relate to the Post-Balance Sheet Tax Period, Buyers shall have the right to review and comment on such Tax Returns, and such returns shall reflect Buyers' reasonable comments.
(b)    Buyers shall file, or cause to be filed, when due (taking into account any extensions of a required filing date), all Tax Returns for Income Taxes with respect to the Companies that are required to be filed with any taxing authority by either of the Companies after the Closing Date with respect to a Pre-Balance Sheet Tax Period or a Straddle Tax Period (each a “Buyer-Filed Income Tax Return”). Any Buyer-Filed Income Tax Return shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method (unless otherwise required by applicable law). Buyer-Filed Income Tax Returns shall be submitted by Buyers to Freeport (together with schedules, statements and, to the extent reasonably requested by Freeport, supporting documentation) at least 30 days prior to the due date (including any applicable extension) of such return. Freeport shall have the right to review and comment on such Buyer-Filed Income Tax Return, which shall not be filed without Freeport’s consent, which consent shall not be unreasonably withheld.

(c)    If Freeport, within ten Business Days after receipt of any such Buyer-Filed Income Tax Return, notifies Buyers in writing that it objects to any items in such return, the disputed item shall be resolved in a manner mutually agreeable to both parties, and if not so resolved, then by a jointly retained nationally recognized accounting firm, who shall not have any material relationship with Buyers, Sellers, Subsidiary Sellers or their Affiliates (an “Accounting Referee”) within a reasonable time, taking into account the deadline for filing such return. Upon resolution of all such items, the relevant Buyer-Filed Income Tax Return shall be adjusted to reflect such resolution and shall be binding upon the parties without further adjustment. The costs, fees and expenses of such Accounting Referee shall be borne equally by Buyers, on the one hand, and Freeport, on the other hand. Neither Company shall amend any Tax Return with respect to Income Tax for a Pre-Balance Sheet Tax Period or a Straddle Tax Period without the prior written consent of Freeport, such consent not to be unreasonably withheld.
(d)    Buyers shall pay or cause to be paid to the appropriate Taxing Authority all Taxes with respect to any Buyer-Filed Income Tax Return filed under this Article in accordance with Applicable Law. To the extent the amount of any Pre-Balance Sheet Taxes shown as due and payable on any Buyer-Filed Income Tax Return prepared in compliance with this Article, exceeds the amount, if any, of such Taxes reflected as a liability in the relevant Balance Sheet, (i) Freeport shall pay to the applicable Buyer(s), without set-off or deduction, an amount equal to 80% of such excess within ten days after request therefore by the Buyers by submission of an invoice to Freeport evidencing such payment and a statement showing the allocation to Pre-Balance Sheet Taxes and (ii) if the SMMA Participant has exercised the Candelaria Tag-Along Right and the Ojos Tag-Along Right, the Tag-Along Sellers shall pay to the applicable Buyer(s), without set-off or deduction, an amount equal to 20% of such excess within ten days after request therefore by the Buyers by submission of an invoice to the Tag-Along Sellers evidencing such payment and a statement showing the allocation to Pre-Balance Sheet Taxes.
(e)    The parties hereto will, to the extent permitted by Applicable Law, elect with the relevant Taxing Authority to treat a portion of any Straddle Tax Period as a short taxable period ending as of the close of business on the Closing Date.
(f)    Except as provided in this Section, Freeport will be entitled to 80%, and, if the SMMA Participant has exercised the Candelaria Tag-Along Right and the Ojos Tag-Along Right, the Tag-Along Sellers shall be entitled to 20%, of any refunds (including interest received thereon) in respect of any Pre-Balance Sheet Tax Period net of any income taxes imposed thereon, except to the extent any such refund was taken into account as a current asset in the relevant Balance Sheet. Nothing in this Section will preclude the Companies from making an election under Section 172(h) of the Code or any comparable provision of Tax law or regulations for any taxable year beginning after the Closing Date.
(g)    Buyers shall pay to each Seller any refund to which it is entitled pursuant to paragraph (f) of this Section no later than ten days following receipt of such refund, net of any income taxes imposed thereon. If any Pre-Balance Sheet Income Tax paid by any Seller, the Companies, Subsidiary Sellers or any predecessor or Affiliate thereof has the effect of reducing any Tax liability with respect to a Post-Balance Sheet Tax Period, Buyers or the Companies shall promptly pay or cause to be paid to Freeport 80%, and, if the SMMA Participant has exercised the Candelaria Tag-Along Right and the Ojos Tag-Along Right, to the Tag-Along Sellers 20%, of the amount of such reduction in Tax liability when either Buyer, any Affiliate of either Buyer or the Companies are entitled thereto, net of any income taxes imposed thereon, except to the extent any such credit or reduction in Tax liability was taken into account as a current asset in the relevant Balance Sheet. Unless such treatment is contrary to Applicable Law, the parties agree that any amounts paid to either of the Sellers pursuant to paragraphs (f) and (g) of this Section will be treated as an adjustment to the Purchase Price for Chilean tax law purposes.
(h)    If Buyers notify Sellers in writing that the Companies have become entitled to a refund of Taxes described above, and such refund (or any portion thereof) is attributable solely to the carryback of losses, credits or similar items of the Companies, as the case may be, from a Post-Balance Sheet Tax Period, the Companies will file a claim for a refund with respect to such losses, credits or similar items and the Companies will be entitled to retain the amount of any such refund received (together with interest thereon).
(i)    Except as provided in paragraphs (f) and (g) of this Section 7.04, the Companies will be entitled to any refunds (including any interest received thereon), in respect of any federal, state, local or foreign Tax liability of the Companies.
(j)    Notwithstanding anything to the contrary in this Agreement, all Transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be borne by Buyers. Buyers will, at their own expense, file all necessary Tax Returns with respect to all such Transfer Taxes, and, if required by Applicable Law, each Seller will join in the execution of any such Tax Returns.
Section 7.05.    Cooperation on Tax and Accounting Matters.
(a)    In the case of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Companies (any such audit, claim for refund, or proceeding relating to an asserted Tax liability referred to herein as a “Contest”) after the Closing Date that relates solely to Pre-Balance Sheet Taxes, Freeport shall control the conduct of such Contest, but Buyers shall have the right to participate in such Contest at Buyers’ own expense, and Freeport shall not be able to settle, compromise and/or concede any portion of such Contest that is reasonably likely to affect the Tax liability of the Companies for any taxable year (or portion thereof) beginning after the Balance Sheet Date without the consent of Buyers, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that, with respect to any such Contest, if Freeport notifies Buyers that it does not intend to pursue the Contest following the receipt by Freeport of notice of such Contest, Buyers shall have the right to assume control of such Contest and shall be able to settle, compromise and/or concede such Contest in Buyers’ sole discretion.

(b)    In the case of a Contest after the Closing Date that relates to a Straddle Tax Period Buyers shall control the conduct of such Contest, but Freeport shall have the right to participate in such Contest at its own expense, and Buyers shall not settle, compromise and/or concede such Contest without the consent of Freeport, which consent shall not be unreasonably withheld, delayed or conditioned.
(c)    Buyers and each Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Companies (including access to books and records) as is reasonably necessary for the filing of all Tax Returns (including any report required pursuant to Section 6043A of the Code and all Treasury Regulations promulgated thereunder), the making of any election relating to Taxes, the preparation for any Contest, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyers and each Seller shall reasonably cooperate with each other in the conduct of any Contest or other proceeding involving or otherwise relating to the Companies (or their income or assets) with respect to any tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.05(c). Any information obtained under this Section 7.05(d) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.
(d)    Buyers and each Seller shall (i) retain all books and records with respect to Taxes pertaining to the Companies for a period of at least six years following the Closing Date and abide by all record retention agreements entered into with any Taxing Authority for all periods required by such Taxing Authority; and (ii) provide the other party with at least 30 days’ prior written notice before destroying any such books and records, during which period the party receiving the notice can elect to take possession, at its own expense, of such books and records.
ARTICLE 8
EMPLOYEE BENEFITS
Section 8.01.    Continuing Employees. (a) Prior to the Closing, the Buyers shall, or shall cause a Company to, make an offer of employment to each Specified Service Provider on terms consistent with those provided under this Section 8.01. In addition, as of the Closing Date, Buyers shall cause the Companies to continue the employment of all Company Employees provided that it is understood that the foregoing statement does not constitute a guarantee of continued employment. As of the Closing, or such other later date as set forth in the Transition Services Agreement, the Company Employees who are employed by the Companies and the Specified Service Providers who have accepted employment with a Company (the “Continuing Employees”) shall cease to be covered by the employee benefit plans of Freeport and its Affiliates (which, for the avoidance of doubt, shall not include the Companies from and after the Closing) and instead shall be covered by the employee benefit plans of a Buyer or its Affiliates, including, commencing on the Closing Date, the Companies, as applicable. In addition to any obligation either Buyer or its Affiliates may have under Applicable Law, for the period beginning on the Closing Date and continuing through the first anniversary of the Closing Date, Buyers shall, or shall cause the Companies to, provide the Continuing Employees, to the extent that the Continuing Employees remain so employed, with (i) fixed cash compensation that is no less favorable than the compensation of each such Continuing Employee immediately prior to the Closing Date, (ii) incentive compensation opportunities comparable to those provided to each such Continuing Employee immediately prior to the Closing Date and (iii) benefits (including severance) substantially comparable in the aggregate to the benefits (including severance) provided by the Companies to each such Continuing Employee immediately prior to the Closing Date.
(b)    Prior to the Closing, each Company shall assume all liabilities related to Company Employees and Specified Service Providers set forth opposite such Company’s name in Section 8.01(b) of the Companies Disclosure Schedule.
Section 8.02.    Buyer Plans. In addition to any obligation either Buyer or its Affiliates may have under Applicable Law:
(a)    With respect to any employee benefit plan maintained by either Buyer or its Affiliates in which any Continuing Employee becomes a participant, for purposes of determining eligibility to participate, vesting and benefit accrual (other than benefit accrual under a defined benefit pension plan of such Buyer or its Affiliates), each Continuing Employee’s service with Freeport, the Companies and any of their respective Affiliates (as well as service with any predecessor employer, to the extent service with the predecessor employer is so recognized) shall be treated as service with such Buyer and its Affiliates; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.
(b)    Each Buyer shall waive, or shall cause its Affiliates to waive, unless legally unable to do so, any preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by such Buyer or any of its Affiliates in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Closing Date. Each Buyer shall recognize, or shall cause its Affiliates to recognize, all co-payments, deductibles and similar expenses and out-of-pocket maximums incurred by each Continuing Employee (and his or her eligible dependents) prior to the Closing Date for purposes of satisfying any analogous deductible and co-payment limitations and out-of-pocket requirements under the relevant welfare benefit plans in which such Continuing Employee (and his or her eligible dependents) will be eligible to participate from and after the Closing Date.
Section 8.03.    No Third-Party Beneficiaries. Without limiting the generality of Section 12.09, no provision of this Article 8, express or implied: (a) is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person (including, without limitation, any Continuing Employees and any dependent or beneficiary thereof) other than the parties hereto and their respective successors and permitted assigns, (b) shall constitute an amendment of, or an undertaking to amend, any Employee Benefit Plan or any employee benefit plan, program or arrangement maintained by Freeport, Buyers or any of their respective Affiliates or (c) is intended to prevent either Buyer or its Affiliates from amending or terminating any Employee Benefit Plan in accordance with its terms.
ARTICLE 9
CONDITIONS TO CLOSING

Section 9.01.    Conditions to Obligations of Buyers and Sellers. The obligations of Buyers and Sellers to consummate the Closing are subject to the satisfaction of the following conditions:
(a)    No provision of Applicable Law or any Governmental Authority having competent jurisdiction shall prohibit the consummation of the Closing, no judgment, injunction, order or decree issued by any Governmental Authority having competent jurisdiction shall prohibit the consummation of the Closing and no proceeding or lawsuit shall be pending by any Governmental Authority having competent jurisdiction for the purpose of obtaining any injunction, order or decree prohibiting the consummation of the Closing; and
(b)    The parties shall have received all consents, authorizations or approvals from the Governmental Authorities set forth in Schedule 9.01(b).
Section 9.02.    Conditions to Obligation of Buyers. The obligation of Buyers to consummate the Closing is subject to the satisfaction of the following further conditions:
(a)    (i) Each Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, including without limitation, those obligations set forth in Section 5.03(a)(i); (ii) the representations and warranties of each Seller contained in this Agreement and in any certificate or other writing delivered by each Seller pursuant hereto shall be true at and as of the Closing Date, (in each case, as such representation or warranty would be read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect” were deleted therefrom), as if made at and as of such date, with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect; and (iii) Buyers shall have received a certificate signed by an officer of each Seller with respect to such Seller to the foregoing effect;
(b)    Buyers shall have received all documents they may reasonably request from each Seller, the Subsidiary Sellers, and the Companies relating to the existence of such Seller, the Subsidiary Sellers and the Companies and the authority of Freeport for the Transaction Agreements, all in form and substance reasonably satisfactory to Buyers; and
(c)    Each Seller shall deliver a certificate, reasonably satisfactory to Buyers, to the effect that no powers of attorney granted by the Companies to such Seller and/or its respective Affiliates and/or members of the Administration Committee or any subcommittee thereof remain outstanding.

Section 9.03.    Conditions to Obligation of Sellers. The obligation of each Seller to consummate the Closing is subject to the satisfaction of the following additional conditions:
(a)    (i) Buyers shall have performed in all material respects all of their obligations hereunder required to be performed by Buyers at or prior to the Closing Date, (ii) the representations and warranties of Buyers contained in this Agreement and in any certificate or other writing delivered by Buyers pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date, and (iii) Sellers shall have received a certificate signed by an officer of each Buyer to the foregoing effect; and
(b)    Each Seller shall have received all documents it may reasonably request from Buyers relating to the existence of Buyers and the authority of Buyers for this Agreement, all in form and substance reasonably satisfactory to such Seller.
ARTICLE 10
SURVIVAL; INDEMNIFICATION

Section 10.01.    Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for a period of 18 months following the Closing Date; provided that the representations and warranties of Sellers in Sections 3.01, 3.02 and 3.06 (the “Seller Fundamental Representations”) and the representations and warranties of Buyers in Sections 4.01 and 4.03 (the “Buyer Fundamental Representations”) shall survive the Closing until the expiration of the applicable statute of limitations; provided further that the representation and warranty of Sellers in Section 3.12 shall survive the Closing for a period of 90 days. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law; provided that the covenants and agreements of Freeport in Sections 2.03 and 5.02, including breaches thereof, shall survive the Closing for a period of 90 days. Notwithstanding the foregoing, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the foregoing, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.
Section 10.02.    Indemnification. (a) Effective at and after the Closing, each Seller hereby, severally and not jointly, indemnifies Buyers and their Affiliates (including, following the Closing, the Companies) against and agrees to hold each of them harmless from (x) any and all damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damages”) actually suffered by Buyers or any of their Affiliates arising out of the failure of any representation or warranty made by such Seller in this Agreement to be true and correct on and as of the date hereof or, in the case of the Closing Date Representations only, the Closing Date (or with respect to any representation or warranty that is made as of a specific date, the failure of such representation or warranty to be true and correct as of such date) (each such failure, a “Seller Warranty Breach”) or breach of covenant or agreement made or to be performed by such Seller pursuant to this Agreement, other than any Damages arising out of any Specified Matter (as defined in Schedule 10.02), and (y) Specified Matter Indemnifiable Costs (as defined in Schedule 10.02); provided that with respect to indemnification by any Seller for Seller Warranty Breaches pursuant to clause (x) of this Section 10.02(a) (other than Seller Warranty Breaches in respect of the Seller Fundamental Representations), (i) no Seller shall be liable with respect to any individual claim unless the Damages with respect to the underlying Seller Warranty Breach (or series of related Seller Warranty Breaches) exceeds US$200,000, (ii) no Seller shall be liable unless the aggregate amount of Damages with respect to all Seller Warranty Breaches, disregarding any Damages for which no Seller is liable pursuant to clause (i), exceeds (A) if the SMMA Participant does not exercise the SMMA Candelaria Tag-Along Right and does not exercise the SMMA Ojos Tag-Along Right, US$18,000,000 or (B) if the SMMA Participant exercises the SMMA Candelaria Tag-Along Right and the SMMA Ojos Tag-Along Right, US$22,500,000, and then only to the extent of such excess and (iii) Sellers’ maximum liability for all such Seller Warranty Breaches shall not exceed (A) if the SMMA Participant does not exercise the SMMA Candelaria Tag-Along Right and does not exercise the SMMA Ojos Tag-Along Right, US$270,000,000 or (B) if the SMMA Participant exercises the SMMA Candelaria Tag-Along Right and the SMMA Ojos Tag-Along Right, US$337,500,000; provided, further, that each Seller’s maximum liability for all such Seller Warranty Breaches (including in respect of the Seller Fundamental Representations) and for all Specified Matter Indemnifiable Costs, shall not exceed such Seller’s Allocable Share of the Base Purchase Price. Notwithstanding the foregoing, (i) the sole remedy for any Seller Warranty Breach of Section 3.12 or any breach of Section 2.03 or Section 5.02 shall be as set forth in Section 2.03, and neither Buyer nor any of its Affiliates shall be entitled to indemnification therefor and (ii) neither Seller shall have any indemnification obligation with respect to any Seller Warranty Breach of any representation or warranty in respect of, or any breach of any covenant or agreement of, the other Seller or such other Seller’s Subsidiary Sellers, and each Seller’s indemnification liability with respect to any Seller Warranty Breach of any representation or warranty in respect of the Companies and with respect to any Specified Matter Indemnifiable Costs shall be limited to such Seller’s Allocable Share of the Damages or Specified Matter Indemnifiable Costs for which indemnification is owed in accordance with this Article 10.
(b)    Effective at and after the Closing, Buyers hereby indemnify Sellers, the Subsidiary Sellers and their respective Affiliates against and agrees to hold each of them harmless from any and all Damages actually suffered by any Seller, the Subsidiary Sellers or any of their respective Affiliates arising out of the failure of any representation or warranty made by Buyers in this Agreement to be true and correct on and as of the date hereof or the Closing Date (or with respect to any representation or warranty that is made as of a specific date, the failure of such representation or warranty to be true and correct as of such date) (each such failure, a “Buyer Warranty Breach”) or breach of covenant or agreement made or to be performed by either Buyer pursuant to this Agreement; provided that with respect to indemnification by Buyers for Buyer Warranty Breaches pursuant to this Section (other than Buyer Warranty Breaches in respect of the Buyer Fundamental Representations), (i) Buyers shall not be liable with respect to any individual claim unless the Damages with respect to the underlying Buyer Warranty Breach (or series of related Buyer Warranty Breaches) exceeds $200,000, (ii) Buyers shall not be liable unless the aggregate amount of Damages with respect to such Buyer Warranty Breaches, disregarding any Damages for which Buyers are not liable pursuant to clause (i), exceeds (A) if the SMMA Participant does not exercise the SMMA Candelaria Tag-Along Right and does not exercise the SMMA Ojos Tag-Along Right, US$18,000,000 or (B) if the SMMA Participant exercises the SMMA Candelaria Tag-Along Right and the SMMA Ojos Tag-Along Right, US$22,500,000, and then only to the extent of such excess and (iii) Buyers’ maximum liability for all such Buyer Warranty Breaches shall not exceed (A) if the SMMA Participant does not exercise the SMMA Candelaria Tag-Along Right and does not exercise the SMMA Ojos Tag-Along Right, US$270,000,000 or (B) if the SMMA Participant exercises the SMMA Candelaria Tag-Along Right and the SMMA Ojos Tag-Along Right, US$337,500,000; provided, further, that Buyers’ maximum liability for all such Buyer Warranty Breaches (including in respect of the Buyer Fundamental Representations) shall not exceed the Base Purchase Price paid by Buyers.
Section 10.03.    Third Party Claim Procedures. (a) The party seeking indemnification under Section 10.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (a “Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.
(b)    The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense (it being understood that Freeport shall be entitled to control the defense of any Third Party Claims with respect to which indemnification is sought from all Sellers). Notwithstanding the foregoing sentence, Buyers and their Affiliates shall control and appoint lead counsel for the defense of any Specified Matter subject to Section 10.06 below.
(c)    If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 10.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not fully and unconditionally release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.
(d)    Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
Section 10.04.    Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 10.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.
Section 10.05.    Calculation of Damages. (a) The amount of any Damages payable under Section 10.02 by the Indemnifying Party shall be net of any (i) amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, and (ii) Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Damages. Each Indemnified Party shall use reasonable best efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 10.02. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount, and without interest.
(b)    The Indemnifying Party shall not be liable under Section 10.02 for (i) any Damages reflected as a liability in the relevant Balance Sheet other than with respect to Specified Matters, (ii) any matter that is the subject of Section 2.03, (iii) any consequential, special, indirect or punitive Damages (except for punitive Damages awarded against an Indemnified Party in a Third Party Claim or consequential, special or indirect damages with respect to Specified Matters), or (iv) Damages for lost profits.

(c)    In the case of any Damages suffered or incurred by the Companies (including with respect to Specified Matters), the amounts recoverable by any Indemnified Party in respect of such Damages shall be limited to 80% of the amount of such Damages, unless the SMMA Participant exercises either the SMMA Candelaria Tag-Along Right or the SMMA Ojos Tag-Along Right.
(d)    Each Indemnified Party must use commercially reasonable efforts to mitigate in accordance with Applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must notify the Indemnifying Party and promptly pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) and without interest.
Section 10.06.    Environmental Procedures. (a) Notwithstanding any other provision of this Agreement to the contrary, no Seller shall be liable under this Agreement for, and neither Buyer nor any of its Affiliates shall be indemnified for, any Damages relating to Environmental Matters to the extent such Damages: (i) arise out of any sampling, testing or other invasive investigation of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media, or any disclosure, report or communication relating to any Environmental Matter to any Governmental Authority or other third Person, unless such sampling, testing, investigation, disclosure, report or communication is required by Applicable Law or is necessary to respond to any Third Party Claim against any of Buyers or their Affiliates; (ii) result from any material construction, renovation, expansion, demolition, shutdown or closure of any asset, facility or real property following the Closing; or (iii) exceed those Damages that must be incurred to satisfy, in a reasonably cost-effective manner, the minimum requirements of a Governmental Authority pursuant to applicable Environmental Law using where possible risk-based standards, engineering, use or institutional controls or deed or other restrictions.
(b)    Other than with respect to any Specified Matter (control of which is addressed in Section 10.03(b)), as between Sellers and any of Buyers or their Affiliates, Freeport shall have the right at its option to control, or cause its Affiliates to control, any Environmental Matter that is subject to indemnification under this Agreement, including the disclosure, investigation, negotiation, performance, remediation, monitoring, settlement and resolution of such matter. With respect to any Environmental Matter (including any Specified Matter) subject to indemnification under this Agreement, (i) the controlling party shall keep the other party reasonably informed and (ii) to the extent Freeport or any of its Affiliates is the controlling party, each Buyer shall, and shall cause its Affiliates to, cooperate with Freeport and its Affiliates and representatives, provide to Freeport and its Affiliates and representatives reasonable access to properties, facilities, information and documents and reasonably promptly provide to Freeport and its Affiliates and representatives copies of all communications received from or delivered to any other Person. With respect to any Specified Matter, (A) Buyers shall and shall cause their Affiliates to keep Freeport and its Affiliates and representatives reasonably informed, provide to Freeport and its Affiliates and representatives such other information and documents as they may reasonably request and provide to Freeport and its Affiliates and representatives copies of all communications received from or delivered to any other Person, (B) Freeport shall be entitled to participate in the defense of such Specified Matter and to employ, at Freeport’s expense, separate counsel of its choice for such purpose and (C) the Buyers shall obtain prior written consent of Freeport (which shall not be unreasonably withheld) before entering into any settlement of such Specified Matter if the settlement does not fully and unconditionally release Freeport and its Affiliates from all liabilities and obligations with respect to such Specified Matter or the settlement imposes injunctive or other equitable relief against Freeport or its Affiliates.
(c)    Notwithstanding any other provision of this Agreement to the contrary, no Seller shall have any liability for, and neither Buyer nor any of its Affiliates shall be indemnified for any Damages relating to or arising out of any Specified Matter, except to the extent Specified Matter Indemnifiable Costs are payable pursuant to clause (y) of Section 10.02(a). For the avoidance of doubt, Specified Matter Indemnifiable Costs shall not include, and no Seller shall have any liability for, (i) any attorneys’ or other legal fees, or expenses of investigation, arising out of or relating to any Specified Matter; or (ii) any expenses, costs or liabilities to the extent relating to factual allegations or claims not alleged in the Original Matter (as defined in Schedule 10.02) or which otherwise relate to conditions first existing after the Closing Date.
Section 10.07.    Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages or Specified Matter Indemnifiable Costs pursuant to Section 10.02 and the Indemnified Party could have recovered all or a part of such Damages or Specified Matter Indemnifiable Costs from a third party (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.
Section 10.08.    Exclusivity. Except as specifically set forth in this Agreement, effective as of the Closing Date, each Buyer, on behalf of itself and its Affiliates, waives any rights and claims such Buyer or its Affiliates may have against each Seller or its Affiliates, whether in law or in equity, relating to the Company or the Subject Shares or the transactions contemplated hereby, including with respect to any Specified Matter. The rights and claims waived by Buyers include claims for contribution or other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect), claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, Section 10.02 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby.
Section 10.09.    Adjustment to the Purchase Price. Unless such treatment is contrary to Applicable Law, any amount paid by Sellers or Buyers under this Article 10, notwithstanding any other provision of this Agreement, will be treated as an adjustment to the Purchase Price, with the applicable withholding to be made with respect to any such payments in accordance with Applicable Law. It is the intention of the parties to treat any amount paid by Sellers or Buyers under this Article 10 as an adjustment to the Purchase Price for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly, except as otherwise required by a change in Applicable Law or a final determination.
ARTICLE 11
TERMINATION
Section 11.01.    Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written agreement of Sellers and Buyers;
(b)    by any party if the Closing shall not have been consummated on or before December 26, 2014;
provided that the right to terminate this Agreement pursuant to this Section shall not be available to any party whose breach of any representation or warranty, or failure to perform any covenant or obligation under this Agreement, shall have been the cause of the failure of the Closing to occur prior to such date; or
(c)    by any party if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.
The party(ies) desiring to terminate this Agreement pursuant to Section 11.01(a) or Section 11.01(b) shall give notice of such termination to the other party(ies).
Section 11.02.    Effect of Termination. If this Agreement is terminated as permitted by Section 11.01, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 6.01, 12.03, 12.05, 12.06 and 12.07 shall survive any termination hereof pursuant to Section 11.01.
ARTICLE 12
MISCELLANEOUS

Section 12.01.    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail

(“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to either Buyer, to:
Lundin Mining Corporation
150 King Street West, Suite 1500
Toronto, Ontario M5H 1J9
Attention: Julie Lee Harrs
Facsimile No.: (416) 348-5560
E-mail: julie.leeharrs@lundinmining.com
with a copy to:
Cassels Brock & Blackwell LLP
2100 Scotia Plaza
40 King Street West
Toronto, Ontario M5H 3C2
Attention: Mark Bennett and Cathy Mercer
Facsimile No.: (416) 350-6933 and (416) 350-6927
E-mail: mbennett@casselsbrock.com
cmercer@casselsbrock.com
if to Freeport, to:
Freeport Minerals Corporation
333 North Central Avenue
Phoenix, Arizona 85004
Attention: Dan Kravets
Facsimile No.: (602) 453-1634
E-mail: Dan_Kravets@fmi.com
with a copy to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:     Paul R. Kingsley
Marc O. Williams
Facsimile No.: (212) 701-5800
E-mail: paul.kingsley@davispolk.com
marc.williams@davispolk.com

if to Sumitomo Corporation or Sumitomo Metal Mining Co., Ltd. in its capacity as a Seller, to the address or facsimile number specified by such Seller in the counterpart to this Agreement to be signed by such Seller pursuant to this Agreement or such other address or facsimile number as any such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
Section 12.02.    Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as set forth in Section 10.08, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 12.03.    Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 12.04.    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.
Section 12.05.    Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.
Section 12.06.    Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.
Section 12.07.    Agent for Service. EACH OF THE BUYERS HEREBY IRREVOCABLY DESIGNATES EAGLE MINE LLC (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 4547 COUNTY ROAD 601, CHAMPION MI 49814 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF, SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 12.01 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN THE UNITED STATES. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF MICHIGAN AND OF THE UNITED STATES OF AMERICA.
Section 12.08.    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 12.09.    Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, by original telefacsimile or electronic signature, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective as to each party relative to the other party(ies) hereto when such party shall have signed a counterpart hereof and shall have received a counterpart hereof signed by such other party(ies) hereto. Until and unless a party has received a counterpart hereof signed by any other party(ies), this Agreement shall have no effect with respect to such other party(ies) and such other party(ies) shall not have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties and their respective successors and permitted assigns.
Section 12.10.    Entire Agreement. The Transaction Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.
Section 12.11.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 12.12.    Disclosure Schedules. Freeport has set forth information on the Companies Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Companies Disclosure Schedules need not be set forth in any other section so long as its relevance to such other section of the Companies Disclosure Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The parties acknowledge and agree that (i) the Companies Disclosure Schedule to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyers and (ii) the disclosure of any matter in the Companies Disclosure Schedule shall not be deemed to constitute an acknowledgment by any Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.
Section 12.13.    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity.
[The remainder of this page has been left intentionally blank;
the next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LMC CANDELARIA SPA
By:	/s/ Paul Conibear
Name: Paul Conibear
Title: Legal Representative

LMC OJOS DEL SALADO SPA
By:	/s/ Paul Conibear
Name: Paul Conibear
Title: Legal Representative

Signature Page to Stock Purchase Agreement

FREEPORT MINERALS CORPORATION
By:	/s/ Kathleen Quirk
Name: Kathleen L. Quirk
Title: Executive Vice President and Treasurer

Signature Page to Stock Purchase Agreement

EXECUTION VERSION

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT
AMENDMENT No. 1 (this “Amendment”) dated as of October 29, 2014 to the Stock Purchase Agreement, dated as of October 6, 2014 (the “Purchase Agreement”) among LMC Candelaria SpA, a Chilean corporation and LMC Ojos del Salado SpA, a Chilean corporation (each, a “Buyer” and collectively, “Buyers”) and Freeport Minerals Corporation (formerly known as Freeport-McMoRan Corporation), a Delaware corporation (“Freeport”) by and among the parties hereto.
WHEREAS, the Buyers and Freeport desire to amend the Purchase Agreement as provided herein.
NOW, THEREFORE, the parties hereto agree as follows:
SECTION 1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.
SECTION 2. Amendments. The Purchase Agreement is hereby amended as follows:
(a)The following definition of “Azul” is hereby added to Section 1.01 of the Purchase Agreement after the definition of “Aurex” and before the definition of “Balance Sheets”:
“Azul” means Azul SpA, a Chilean corporation.
(b)    The definition of “Transaction Agreements” in Section 1.01 of the Purchase Agreement is hereby amended by replacing the reference to “Section 2.02(c)” to “Section 2.02(d)”.
(c)    The definition of “Transition Services Agreement” in Section 1.01 of the Purchase Agreement is hereby amended by replacing the reference to “Lundin Mining Chile SpA” with a reference to “Azul”.
(d)    Section 2.02(d) of the Purchase Agreement is hereby amended by replacing the words “a Buyer or its Affiliate” with the word “Azul”.
(e)    Sections 2.02(g) and 5.03(a)(i) of the Purchase Agreement are hereby amended by replacing each reference to “Lundin Mining Chile SpA” with a reference to “Azul”.
(f)    Section 2.02 of the Purchase Agreement is hereby amended by adding the following language as paragraph (m):
(m) An Affiliate of Lundin and Minera Freeport McMoRan South America Limitada shall enter into a stock purchase agreement, substantially in the form attached as Exhibit D.

1

(g)    Section 8.01(a) of the Purchase Agreement is hereby amended and restated in its entirety as set forth below:
“(a) Prior to the Closing, Seller shall, or shall cause one of its Affiliates to, transfer to Azul the employment of each Specified Service Provider who is listed in Item 16 of Section 1.01 of the Companies Disclosure Schedule and is employed by Seller or one of its Affiliates as of immediately prior to Closing.  As soon as practicable after Closing on a date or dates to be mutually agreed between Freeport and Buyer, but in no event later than December 31, 2014, (1) Seller shall, or shall cause one of its Affiliates to, terminate each Specified Service Provider (other than those that have been transferred to Azul prior to Closing or those that have resigned) and (2) the Buyers shall, or shall cause a Company to, make an offer of employment to each Specified Service Provider (other than those that have been transferred to Azul prior to Closing) on terms consistent with those provided under this Section 8.01.  In addition, as of the Closing Date, the Buyers shall cause the Companies to continue the employment of all Company Employees provided that it is understood that the foregoing statement does not constitute a guarantee of continued employment. As of the Closing, or such other later date as set forth in the Transition Services Agreement, the Company Employees who are employed by the Companies, the Specified Service Providers who are employed by Azul, and the Specified Service Providers who have accepted employment with a Company, Azul or an Affiliate of the Buyer (the “Continuing Employees”) shall cease to be covered by the employee benefit plans of Freeport and its Affiliates (which, for the avoidance of doubt, shall not include the Companies or Azul from and after the Closing) and instead shall be covered by the employee benefit plans of a Buyer or its Affiliates, including, commencing on the Closing Date, the Companies and Azul, as applicable. In addition to any obligation either Buyer or its Affiliates may have under Applicable Law, for the period beginning on the Closing Date and continuing through the first anniversary of the Closing Date, the Buyers shall, or shall cause the Companies, Azul or Affiliates of the Buyer to, provide the Continuing Employees, to the extent that the Continuing Employees remain so employed, with (i) fixed cash compensation that is no less favorable than the compensation of each such Continuing Employee immediately prior to the Closing Date, (ii) incentive compensation opportunities comparable to those provided to each such Continuing Employee immediately prior to the Closing Date and (iii) benefits (including severance) substantially comparable in the aggregate to the benefits (including severance) provided by the Companies to each such Continuing Employee immediately prior to the Closing Date.”
(h)    Schedule 2.01 to the Purchase Agreement is hereby amended and restated in its entirety as set forth in Annex 1 to this Amendment.

2

(i)    Exhibit A to the Purchase Agreement is hereby amended and restated in its entirety as set forth in Annex 2 to this Amendment.
(j)    Exhibit D is hereby added to the Purchase Agreement as set forth in Annex 3 to this Amendment.
SECTION 3. Miscellaneous. Sections 12.01, 12.04, 12.05, 12.06, 12.07, 12.08, 12.09 and 12.11 of the Purchase Agreement are expressly incorporated herein by reference (and read to apply to this Amendment, mutatis mutandis). Except as modified or amended by the terms and conditions of this Amendment, the Purchase Agreement remains in full force and effect in accordance with its terms.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

3

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed on the date first written above by their respective duly authorized officers.

LMC CANDELARIA SPA
By:	/s/ Paul Conibear
Name: Paul Conibear
Title: Legal Representative

LMC OJOS DEL SALADO SPA
By:	/s/ Paul Conibear
Name: Paul Conibear
Title: Legal Representative

[Signature Page to Amendment No. 1 to Stock Purchase Agreement]

FREEPORT MINERALS CORPORATION
By:	/s/ Kathleen Quirk
Name: Kathleen L. Quirk
Title: Executive Vice President and Treasurer

[Signature Page to Amendment No. 1 to Stock Purchase Agreement]